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WELLS FARGO BOARD RELEASES FINDINGS OF INDEPENDENT

INVESTIGATION OF RETAIL BANKING SALES PRACTICES AND

RELATED MATTERS

Investigation Identifies Cultural, Structural and Leadership Issues as Root Causes of Improper

Sales Practices

Board and Management Have Taken Decisive Action to Address Issues Raised by

Investigation, Promote Accountability, Strengthen Oversight and Rebuild Trust

Executive Compensation Actions Now Exceed $180 Million After Board Mandates Additional

Clawbacks of $28 Million from John Stumpf and $47 Million from Carrie Tolstedt

SAN FRANCISCO, April 10, 2017 — The Board of Directors of Wells Fargo & Company (NYSE: WFC) today released the findings of the previously announced independent investigation into the Company’s retail banking sales practices and related matters. Led by a special committee of Independent Directors, the investigation was launched in September 2016 and assisted by Shearman & Sterling LLP. A 110-page report on the findings can be found at https://www.wellsfargo.com/assets/pdf/about/investor-relations/presentations/2017/board-report.pdf.

The Board’s goals in conducting the investigation were to understand the root causes of improper sales practices in the Community Bank, to identify remedial actions to ensure these issues can never be repeated and to help rebuild the trust customers place in the bank.

Shearman & Sterling conducted 100 interviews of current and former managers, employees, members of Wells Fargo’s Board of Directors and other relevant parties and searched more than 35 million documents. In addition, Shearman & Sterling reviewed the product of hundreds of interviews of more junior employees conducted by or on behalf of Wells Fargo. Shearman & Sterling also reviewed information concerning more than 1,000 investigations of lower-level employees terminated for sales integrity violations, which Wells Fargo’s Internal Investigations group conducted.

Chairman of the Board Stephen Sanger said, “This exhaustive investigation identified serious issues related to Wells Fargo’s decentralized structure and the sales culture of the Community Bank, all of which the Board and management have been working diligently to rectify. In addition to the progress we’ve already made to fix these issues, the Board has taken significant employment actions and executive compensation actions totaling over $180 million. The trust customers, employees and investors place in Wells Fargo is paramount — and our work to rebuild and strengthen those relationships continues in earnest. The Board has total confidence in management, and while this investigation has concluded, our oversight of the Company and commitment to accountability are stronger than ever.”

The investigation identified a confluence of factors that led to the sales practices issues, which are being addressed by the Board and management, including:

•	The Community Bank’s sales culture and performance management system

•	Wells Fargo’s decentralized corporate structure, which gave too much authority and autonomy to the Community Bank’s senior leadership without the necessary oversight and encouraged deference to the business units, which housed their own risk and human resource management systems

•	Carrie Tolstedt and other Community Bank leaders were unwilling to change the sales model or recognize it as the root cause of the problem, resisted and impeded scrutiny or oversight from corporate risk management and the Board and, when forced to report, minimized the scale and nature of problems

•	Former Chairman and CEO John Stumpf, relying on the Bank’s decades of success with cross-sell and positive customer and employee survey results, was too slow to investigate or critically challenge the sales practices at the Community Bank and to appreciate the seriousness and the substantial reputational risk to Wells Fargo

The Board has already taken numerous actions and supported management steps to address these issues, promote accountability and strengthen oversight, including:

•	Named Mary Mack head of Community Banking, succeeding Carrie Tolstedt

•	Named Tim Sloan CEO upon the immediate retirement of John Stumpf

•	Separated the roles of Chairman and CEO, and changed Company by-laws to require such separation

•	Appointed Stephen Sanger Chairman and Betsy Duke Vice Chair

•	Appointed two new, highly qualified Board members, Karen Peetz and Ronald Sargent

•	Centralized and elevated previously decentralized risk and human resource management systems

•	Implemented new Community Bank compensation program eliminating retail product sales goals

•	Terminated for cause Carrie Tolstedt, former head of Community Banking

•	Terminated for cause four current or former senior managers in the Community Bank

•	Taken executive compensation actions totaling over $180 million (see below)

The compensation actions, among the largest in corporate history, include clawing back approximately $69 million from John Stumpf and $67 million from Carrie Tolstedt. These amounts include a total of approximately $60 million in previously forfeited unvested equity awards ($41 million from Stumpf and $19 million from Tolstedt) and additional clawbacks from Tolstedt of vested options currently valued at approximately $47 million and from Stumpf of approximately $28 million in previous equity awards.

About Wells Fargo

Wells Fargo & Company is a diversified, community-based financial services company with $1.9 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 8,600 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 42 countries and territories to support customers who conduct business in the global economy. With approximately 269,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 27 on Fortune’s 2016 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially.

Cautionary Statement About Forward-Looking Statements

This news release contains forward-looking statements about our future financial performance and business. Because forward-looking statements are based on our current expectations and assumptions regarding the future, they are subject to inherent risks and uncertainties. Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. For information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov.

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Independent Directors of the Board of Wells Fargo & Company

Sales Practices Investigation Report

April 10, 2017

Overview of the Report

This is the report of the Independent Directors of the Board of Wells Fargo & Company on their investigation of sales practices at the Community Bank, conducted by a four-director Oversight Committee, assisted by independent counsel Shearman & Sterling LLP. The Independent Directors’ goals in conducting the investigation were to understand the root causes of improper sales practices in the Community Bank, to identify remedial actions so these issues can never be repeated and to rebuild the trust customers place in the bank. Shearman & Sterling conducted 100 interviews and searched across more than 35 million documents.

Principal Findings

The root cause of sales practice failures was the distortion of the Community Bank’s sales culture and performance management system, which, when combined with aggressive sales management, created pressure on employees to sell unwanted or unneeded products to customers and, in some cases, to open unauthorized accounts. Wells Fargo’s decentralized corporate structure gave too much autonomy to the Community Bank’s senior leadership, who were unwilling to change the sales model or even recognize it as the root cause of the problem. Community Bank leadership resisted and impeded outside scrutiny or oversight and, when forced to report, minimized the scale and nature of the problem.

The former Chief Executive Officer, relying on Wells Fargo’s decades of success with cross-sell and positive customer and employee survey results, was too slow to investigate or critically challenge sales practices in the Community Bank. He also failed to appreciate the seriousness of the problem and the substantial reputational risk to Wells Fargo.

Corporate control functions were constrained by the decentralized organizational structure and a culture of substantial deference to the business units. In addition, a transactional approach to problem-solving obscured their view of the broader context. As a result, they missed opportunities to analyze, size and escalate sales practice issues.

Sales practices were not identified to the Board as a noteworthy risk until 2014. By early 2015, management reported that corrective action was working. Throughout 2015 and 2016, the Board was regularly engaged on the issue; however, management reports did not accurately convey the scope of the problem. The Board only learned that approximately 5,300 employees had been terminated for sales practices violations through the September 2016 settlements with the Los Angeles City Attorney, the OCC and the CFPB.

Reform and Accountability

The Board has taken numerous actions and supported management steps to address these issues. Wells Fargo has replaced and reorganized the leadership of the Community Bank. It has also eliminated sales goals and reformed incentive compensation. Centralization of control functions is being accelerated. The Board has separated the role of the Chairman and the CEO, strengthened the charters of Board Committees and established regular reporting to the Board by the new Office of Ethics, Oversight and Integrity. As a result of the investigation, the Board has terminated for cause five senior executives of the Community Bank and has imposed forfeitures, clawbacks and compensation adjustments on senior leaders totaling more than $180 million.

Introduction

As announced on September 27, 2016, the Independent Directors of the Board of Wells Fargo & Company (“Wells Fargo”) created an Oversight Committee (the “Committee”) to conduct a comprehensive investigation of sales practice issues that arose in Wells Fargo’s Community Bank. This report (the “Report”) sets forth the key factual findings of that investigation.

The Report, which has been reviewed and approved by the Independent Directors of the Board, is divided into three parts:

•	Part I describes the investigative process;

•	Part II provides an executive summary of the key factual findings and conclusions of the Committee;

•	Part III details the facts and circumstances that form the basis of the findings and conclusions, and certain of the remedial steps undertaken to address them, organized around the functional areas of Wells Fargo that had substantive contact with the Community Bank’s sales practice issues, including the Community Bank itself, senior management, various Wells Fargo control functions and the Board.

I.

Investigative Process

On September 25, 2016, the Independent Directors created the Committee, which consists of four Independent Directors, Stephen W. Sanger (current Chairman of the Board and the Committee), Elizabeth A. Duke (Vice Chair of the Board), Donald M. James and Enrique Hernandez, Jr. The Independent Directors authorized the Committee to take all actions it deemed appropriate and necessary to examine the issues relating to improper sales practices, and to make findings and recommendations to the Independent Directors; the Independent Directors retained Shearman & Sterling LLP (“Shearman & Sterling”), which had been determined to be independent of Wells Fargo, to assist the Committee in conducting the investigation. Concurrently, the Committee was also authorized to investigate and recommend to the Board whether to accept or reject certain derivative litigation demands made on the Board by putative shareholders of Wells Fargo; the Board’s response to the derivative demands is not part of this Report, and the Board will address those demands separately.

During the investigation, the Committee received regular reports from Shearman & Sterling, including convening seven in-person meetings, several telephonic meetings and numerous group and individual communications. Shearman & Sterling has also reported to all of the Independent Directors at three Board meetings.

Neither the Report nor any interim findings were shared with Wells Fargo management until April 8, 2017. Wells Fargo cooperated with the investigation by providing requested witnesses, documents and other information.

The investigation has been extensive. Shearman & Sterling has conducted 100 interviews of current and former employees, members of Wells Fargo’s Board of Directors and other relevant parties. Shearman & Sterling’s interviews focused primarily on senior members of management across all of the areas that had significant contact with sales practice issues. In addition, Shearman & Sterling reviewed the product of hundreds of interviews of more junior employees conducted by or on behalf of Wells Fargo. Shearman & Sterling also reviewed information concerning more than 1,000 investigations of lower level employees terminated for sales integrity violations, which Wells Fargo’s Internal Investigations group conducted.

Shearman & Sterling made hundreds of requests for documents and materials from Wells Fargo, and received and searched across more than 35 million documents, including communications and other materials of more than 300 custodians. Shearman & Sterling also reviewed thousands of documents of interest designated by Wells Fargo in its own review of millions of documents in connection with various investigations and requests from external parties.

Shearman & Sterling also retained the services of FTI Consulting, Inc. (“FTI Consulting”), a forensic consulting and data analytics firm, which had direct and unrestricted access to relevant Wells Fargo account, investigations and human resources systems and databases.

II.

Executive Summary

When the Independent Directors of the Board authorized this investigation, the purpose was to examine the root causes of sales practice abuses and to assess how issues of corporate structure and culture as well as individual actions contributed to the injuries inflicted upon Wells Fargo’s customers and the extraordinary damage to Wells Fargo’s brand and reputation, not merely to determine compensation or disciplinary action. The Board did so in the spirit of lessons to be learned, to promote accountability, to strengthen the organization and to minimize the likelihood of future occurrences. This section of the Report summarizes the factual findings of the investigation, which are developed in greater detail in the subsequent sections. It also sets forth some of the key steps and corrective actions that have been and are being undertaken to address sales practice issues and the findings of this Report.

The Community Bank

Wells Fargo, with its successful Community Bank, had a long history of strong performance as a self-identified sales organization with a decentralized corporate structure guided by its Vision & Values statement. While there is nothing necessarily pernicious about sales goals, a sales-oriented culture or a decentralized corporate structure, these same cultural and structural characteristics unfortunately coalesced and failed dramatically here. There was a growing conflict over time in the Community Bank between Wells Fargo’s Vision & Values and the Community Bank’s emphasis on sales goals. Aided by a culture of strong deference to management of the lines of business (embodied in the oft-repeated “run it like you own it” mantra), the Community Bank’s senior leaders distorted the sales model and performance management system, fostering an atmosphere that prompted low quality sales and improper and unethical behavior.

Senior management in the Community Bank had a deep-seated adherence to its sales model. The model generally called for significant annual growth in the number of products, such as checking accounts, savings accounts and credit cards, sold each year. Even when challenged by their regional leaders, the senior leadership of the Community Bank failed to appreciate or accept that their sales goals were too high and becoming increasingly untenable.

Over time, even as senior regional leaders challenged and criticized the increasingly unrealistic sales goals — arguing that they generated sales of products that customers neither needed nor used — the Community Bank’s senior management tolerated low quality accounts as a necessary by-product of a sales-driven organization. In particular, the Community Bank’s senior leaders were concerned that tightening up too much on quality would risk lowering sales of products that customers actively used; and, more generally, the senior leaders were reluctant to take steps that they believed might have a negative impact on the Community Bank’s financial performance. They also failed to adequately consider that low quality accounts could be indicative of unauthorized accounts. It was convenient instead to blame the problem of low quality and unauthorized accounts and other employee misconduct on individual wrongdoers and poor management in the field rather than on the Community Bank’s sales model.

To assist the investigation, Shearman & Sterling retained FTI Consulting. The firm analyzed various metrics to assist in determining the impact of the Community Bank’s sales culture. First, it examined Wells Fargo’s investigations data for allegations of sales integrity violations and associated terminations and resignations. And second, it analyzed information relating to the rate at which the Community Bank’s customers were funding — that is, making initial deposits into — new checking and savings accounts. While there can be many reasons a customer might not fund an account, lower funding rates (the proportion of new accounts with more than de minimis deposits) suggest that some customers were sold accounts that they may not have wanted or needed.

Trends in the data show, perhaps not surprisingly, that as sales goals became harder to achieve, the number of allegations and terminations increased and the quality of accounts declined. Thus, the number of sales integrity-related allegations and associated terminations and resignations increased relatively steadily from the second quarter of 2007 and both peaked in the fourth quarter of 2013, when a newspaper article brought to light improper sales practices in Los Angeles. After the Community Bank and the corporate control functions started to focus more resources and attention on the problem and the growth of sales goals moderated somewhat starting in 2013, the number of sales integrity-related allegations and associated terminations and resignations steadily fell.

This was mirrored by the funding rate. It dropped steadily, from approximately 90% in 2005 to below 80% in 2012; it then rose somewhat in 2013, continued climbing thereafter, and exceeded 95% by 2016, paralleling Wells Fargo’s increasing focus on sales practices after 2013.

As reflected in the reduction in plan sales goals for 2013, while the Community Bank did take steps over time to address issues associated with sales practice violations and aggressive sales goals, those steps were incremental, implemented slowly and insufficient to address the root cause of the problem. There was a disinclination among the Community Bank’s senior leadership, regardless of the scope of improper behavior or the number of terminated employees, to see the problem as systemic. It was common to blame employees who violated Wells Fargo’s rules without analyzing what caused or motivated them to do so. Effect was confused with cause. When Wells Fargo did identify misconduct, its solution generally was to terminate the offending employee without considering causes for the offending conduct or determining whether there were responsible individuals who, while they might not have directed the specific misconduct, contributed to the environment that increased the chances of its occurrence. Carrie Tolstedt, head of the Community Bank, and certain of her senior leaders paid insufficient regard to the substantial risk to Wells Fargo’s brand and reputation from improper and unethical sales practices even as they failed to recognize the potential for financial or other harm to customers.

In addition, keeping the sales model intact and sales growing meant that the Community Bank’s performance management system had to exert significant, and in some cases extreme, pressure on employees to meet or exceed their goals. Many employees felt that failing to meet sales goals could (and sometimes did) result in termination or career-hindering criticism by their supervisors. Employees who engaged in misconduct most frequently associated their behavior with sales pressure, rather than compensation incentives, although the latter contributed to problematic behavior by over-weighting sales as against customer service or other factors. Conversely, employees saw that the individuals most likely to be praised, rewarded and held out as models for success were high sales performers.

This was especially true in areas where bad practices tended to disproportionately cluster, like Los Angeles and Arizona. Senior bankers there were particularly associated with extreme pressure, in some cases calling their subordinates several times a day to check in on sales performance and chastising those who failed to meet sales objectives. Certain managers also explicitly encouraged their subordinates to sell unnecessary products to their customers in an effort to meet the Community Bank’s sales goals.

The Community Bank identified itself as a sales organization, like department or retail stores, rather than a service-oriented financial institution. This provided justification for a relentless focus on sales, abbreviated training and high employee turnover.

Wells Fargo’s decentralized organizational structure and the deference paid to the lines of business contributed to the persistence of this environment. Tolstedt and certain of her inner circle were insular and defensive and did not like to be challenged or hear negative information. Even senior leaders within the Community Bank were frequently afraid of or discouraged from airing contrary views. Tolstedt effectively challenged and resisted scrutiny both from within and outside the Community Bank. She and her group risk officer not only failed to escalate issues outside the Community Bank, but also worked to impede such escalation, including by keeping from the Board information regarding the number of employees terminated for sales practice violations. Although they likely did so to give themselves freedom to address these issues on their own terms, rather than to encourage improper behavior,1 the dire consequences and cost to Wells Fargo are the same.

As this investigation confirmed, the only way definitively to address the broken sales model and the root cause of sales practice abuses was to emphasize other metrics for performance and to abandon exerting pressure through sales goals and sales-driven incentive programs. With the concurrence of the Board, Wells Fargo announced on September 13, 2016, that the Community Bank would eliminate product sales goals in the retail bank. To address misaligned compensation incentives, in January 2017 Wells Fargo put in place a new incentive program that focused on customer service rather than selling products.

Also, growing out of this investigation, on February 21, 2017, the Board announced the termination for cause of four officers within the Community Bank: its Group Risk Officer, its Head of Strategic Planning and Finance, who was primarily responsible for overseeing the sales goals and incentive system, and two senior regional banking leaders who had headed Los

[1]	Tolstedt provided no explanation since she declined, on advice of counsel, to be interviewed as part of this investigation.

Angeles and Arizona and who encouraged and deployed especially improper and excessive sales practices. In doing so, the Board accorded credit to and treated differently other senior Community Bank leaders who made reasonable, good faith efforts to challenge and escalate concerns over sales goals and conduct.

Previously, on September 25, 2016, the Board caused to be forfeited $19 million of Carrie Tolstedt’s unvested equity awards and determined that she should not receive a bonus or severance. On April 7, 2017, following consideration by the Human Resources Committee and by the Independent Directors, it was determined that the finding made by the Board on September 25, 2016, that cause existed for terminating Tolstedt’s employment was appropriate, with resulting forfeiture of her outstanding stock options awards with a current intrinsic value of approximately $47.3 million.

Senior Management

John Stumpf

On September 29, 2016, in testimony before the House Financial Services Committee, John Stumpf stated that he is “fully accountable for all unethical sales practices in our retail banking business” and acknowledged his failure for “not doing more sooner to address the causes of this unacceptable activity.” While responsibility most surely does not lie with John Stumpf alone, he rightfully acknowledged that he made significant mistakes and helped create the culture that resulted in sales practice abuses.

After decades of success, Stumpf was Wells Fargo’s principal proponent and champion of the decentralized business model and of cross-sell and the sales culture. His commitment to them colored his response when sales practice issues became more prominent in 2013 and subsequent years and led him to stand back and rely on the Community Bank to fix the problem, even in the face of growing indications that the situation was worsening and threatened substantial reputational harm to Wells Fargo. Because it was the responsibility of Community Bank leadership to run the business “like they owned it,” Stumpf did not engage in investigation and critical analysis to fully understand the problem. And, as discussed below, the corporate control functions that reported to him and upon which he relied were similarly constrained by Wells Fargo’s decentralized model.

Stumpf’s commitment to the sales culture also led him to minimize problems with it, even when plausibly brought to his attention. Stumpf was by nature an optimistic executive who refused to believe that the sales model was seriously impaired. His reaction invariably was that a few bad employees were causing issues, but that the overwhelming majority of employees were behaving properly. He was too late and too slow to call for inspection of or critical challenge to the basic business model.

Stumpf’s long-standing working relationship with Tolstedt influenced his judgment as well. Tolstedt reported to Stumpf until late 2015 and he admired her as a banker and for the contributions she made to the Community Bank over many years. At the same time, he was aware that many doubted that she remained the right person to lead the Community Bank in the face of sales practice revelations, including the Board’s lead independent director and the head of its Risk Committee. Stumpf nonetheless moved too slowly to address the management issue.

On September 25, 2016, in recognition of his accountability for unacceptable retail banking sales practices, John Stumpf agreed with the Board to forfeit all of his unvested equity awards in the approximate amount of $41 million and to receive no annual bonus for 2016. He resigned as CEO and Chairman on October 12, 2016. On April 7, 2017, the Board additionally determined that Wells Fargo will claw back approximately $28 million of Stumpf’s incentive compensation paid in March 2016 under an equity grant made in 2013.

Tim Sloan

Sloan served as Chief Financial Officer from 2011 to 2014 and then as head of the Wholesale Bank until he was promoted to President and Chief Operating Officer in November 2015. In the latter position, he became Tolstedt’s immediate supervisor and assessed her performance over several months before deciding that she should not continue to lead the Community Bank.

In his two earlier positions, Sloan had little contact with sales practice matters. He heard complaints about Tolstedt, including that she was a controlling manager who was not open to criticism and did not work well with other parts of the organization. But by virtue of his positions and responsibilities prior to becoming President and COO, his direct involvement with sales practice issues was limited.2

Corporate Control Organizations

Sections of the Report below describe how Wells Fargo control functions, specifically Corporate Risk, the Law Department, Human Resources, Internal Investigations and Audit, dealt with sales practice issues in the Community Bank. Several common themes — again, substantially related to Wells Fargo’s culture and structure — hampered the ability of these organizations to effectively analyze, size and escalate sales practice issues.

First, Wells Fargo’s decentralized organizational structure meant that centralized functions had parallel units in the Community Bank, which impeded corporate-level insight into and influence over the Community Bank. Historically, the risk function at Wells Fargo was highly decentralized. The line of business risk managers were answerable principally to the heads of their businesses and yet took the lead in assessing and addressing risk within their

[2]	Sloan’s 2016 bonus and 2014 performance share payouts were reduced as part of the senior leadership collective accountability actions discussed on pages 14-15.

business units. The Risk Committee of the Board, consisting of the chairs of all the Board’s standing committees, was created in 2011 to oversee risk across the enterprise. This involved a multi-year plan starting in 2013 to substantially grow Corporate Risk, to move toward centralization of more risk functions and to enhance Corporate Risk’s ability to oversee the management of risk in the lines of business. Consistent with this plan, the Board supported major funding increases for Corporate Risk for 2014-2016. But, as problems with sales practices in the Community Bank became more apparent in 2013-2015, Corporate Risk was still a work in progress and the Chief Risk Officer had limited authority with respect to the Community Bank. As events were unfolding, his visibility into risk issues at the Community Bank was hampered by his dependence on its group risk officer and he was essentially confined to attempting to cajole and persuade Tolstedt and the Community Bank to be more responsive to sales practice-related risks.

Similarly, the decentralized structure of Human Resources contributed to a lack of visibility into the scope and nature of sales practice problems. Almost all sales integrity cases and issues touched upon some facet of the HR function, including with respect to employee terminations, hiring, training, coaching, discipline, incentive compensation, performance management, turnover, morale, work environment, claims and litigations. Despite this, there was no coordinated effort by HR, either within the Community Bank or in Corporate HR, to track, analyze or report on sales practice issues.

The fragmentation and decentralization of control functions needs to be and is being addressed. In 2016, Corporate Risk realigned 4,100 risk employees from the business units to the central risk organization, with an additional 1,100 to be realigned in 2017. Similarly, in 2016, Wells Fargo realigned and centralized various HR groups, including compensation and employee relations, so that they now report to Corporate HR rather than to the lines of business. As a result, the head of HR in the Community Bank now reports to Corporate HR rather than to the head of the Community Bank.

Second, and relatedly, the culture of substantial deference accorded to the lines of business carried over into the control functions. Even when senior executives came to recognize that sales practice issues within the Community Bank were a serious problem or were not being addressed timely and sufficiently, they relied on Tolstedt and her senior managers to carry out corrective actions. This culture of deference was particularly powerful in this instance since Tolstedt was respected for her historical success at the Community Bank, was perceived to have strong support from the CEO and was notoriously resistant to outside intervention and oversight.

Third, certain of the control functions often adopted a narrow “transactional” approach to issues as they arose. They focused on the specific employee complaint or individual lawsuit that was before them, missing opportunities to put them together in a way that might have revealed sales practice problems to be more significant and systemic than was appreciated. As an example, while HR had a great deal of information recorded in its systems, it had not developed the means to consolidate information on sales practice issues and to report on them.

Similarly, attorneys in the Law Department’s Employment Section had visibility into the scope and causes of sales practice misconduct and in fact made commendable attempts to address it through, among other things, work on various committees. However, the Law Department, particularly at its senior levels, did not discuss or appreciate the seriousness and scale of sales practice issues within the Community Bank or fully consider whether there might be a pattern of illegal conduct involved. Rather, the Department’s focus was on advising on discrete legal problems as they arose and on managing Wells Fargo’s exposure to specific litigation risks.

The same holds true for Audit. Audit reviewed relevant controls and processes and largely found them to be effective; however, while it had access to information regarding sales practice concerns, it did not view its role to include analyzing more broadly the root cause of improper conduct.

Finally, until as late as 2015, even as sales practices were labeled a “high risk” in materials provided to the Risk Committee of the Board, there was a general perception within Wells Fargo’s control functions that sales practice abuses were a problem of relatively modest significance, the equivalent of a tolerable number of minor infractions or victimless crimes. This underreaction to sales practice issues resulted in part from the incorrect belief, extending well into 2015, that improper practices did not cause any “customer harm”; and “customer harm” itself was narrowly construed to mean only financial harm such as fees and penalties. This flawed perspective made it easy to undervalue the risk to Wells Fargo’s brand and reputation arising from the misuse of customer information and the breaches of trust occasioned by improper sales practices.

On February 28, 2017, the Board reduced compensation for eight current members of Wells Fargo’s Operating Committee, including the heads of Corporate Risk, the Law Department, Human Resources and Audit, based on senior leadership’s collective accountability for operational and reputational risk. Annual 2016 bonuses for these individuals were eliminated and the 2014 Performance Share Award payout was reduced by up to 50%, for an aggregate reduction in compensation for these individuals of approximately $32 million. No further adjustments to the compensation of Operating Committee members are contemplated based on the findings of this investigation.

The Board of Directors

In February 2014, following publication of newspaper articles critical of Wells Fargo’s practices in Los Angeles, and continuously thereafter, management identified sales practices as a “noteworthy risk” to the Board and Risk Committee. Before that time, sales practice issues had not been identified to the Board as a noteworthy risk. The directors in 2014 received reports from the Community Bank, from Corporate Risk and from Corporate Human Resources that sales practice issues were receiving scrutiny and attention and, by early 2015, that the risks associated with them had decreased. At the same time, as referenced above, the Risk Committee and the Chief Risk Officer were continuing the program that had begun in 2013 to centralize and increase the resources of Corporate Risk.

In May 2015, the Los Angeles City Attorney filed a lawsuit alleging widespread improper sales practices at Wells Fargo branches in Los Angeles. Regulatory scrutiny intensified as well. From May 2015 until settlements were announced in September 2016, the Board’s and Risk Committee’s meetings addressed sales practice issues, resolving the Los Angeles litigation, responding to regulatory concerns and remediating customer harm. The Board and Risk Committee authorized the retention of third-party consultants to investigate sales practices and procedures in the Community Bank and to conduct an analysis of customer harm and remediation.

While management appropriately identified sales practice issues to the Board and Risk Committee by way of the written noteworthy risk reports, the written and oral presentations made to the Risk Committee in May 2015 and to the full Board in October 2015 were inadequate. Board members believe that they were misinformed by the presentation made to the

Risk Committee in May 2015 — which disclosed that 230 employees had been terminated in the Community Bank but did not provide aggregate Community Bank-wide termination figures that the Risk Committee had expressly requested and which were far higher. A subsequent report to the entire Board by Tolstedt in October 2015 was widely viewed by directors as having minimized and understated problems at the Community Bank.

In May 2016, the Board’s Audit & Examination (“A&E”) Committee received a written presentation providing accurate termination figures for sales practice violations in the Community Bank for 2014 and 2015: 1,327 in 2014, declining by 30% to 960 in 2015. In July, the A&E Committee received termination figures for the first five months of 2016: 483 in the Community Bank. Tolstedt left the Community Bank effective July 31, 2016.

On September 8, 2016, through settlements with the Consumer Financial Protection Bureau (the “CFPB”), the Office of the Comptroller of the Currency (“OCC”) and the Los Angeles City Attorney, the Board learned for the first time that approximately 5,300 Wells Fargo employees had been terminated for sales practice violations between January 1, 2011, and March 7, 2016. Discontinuation of sales goals and commencement of this investigation followed shortly thereafter.

The Committee believes that the Board’s own actions could have been improved in three respects. First, even though the Risk Committee and Board initiated a comprehensive program in 2013, noted above, to increase the resources and enhance the effectiveness of Corporate Risk, Wells Fargo should have moved toward the centralization of the risk function earlier than it did. While the advisability of centralization was subject to considerable disagreement within Wells Fargo, events show that a strong centralized risk function is most suited to the effective management of risk.

Second, starting in February 2014 and continuing thereafter, the Board and Risk Committee received from management assurances that Corporate Risk, HR and the Community Bank were undertaking enhanced monitoring and otherwise were addressing sales practice abuses, which were said to be subsiding. Management’s reports, however, generally lacked detail and were not accompanied by concrete action plans and metrics to track plan performance. The Risk Committee and Board should have insisted on more detailed and concrete plans, a practice initiated this year.

Third, in light of the Board’s substantial doubts about and dissatisfaction with Tolstedt’s leadership by the time of the October 2015 Board meeting, the Board should have been more forceful in pushing Stumpf to change leadership so that the Community Bank could move forward more quickly.

Finally, without waiting for completion of this investigation, the Board made several changes to its own corporate governance. In early 2017, Wells Fargo combined Global Ethics and Integrity, Internal Investigations and sales practices and complaint oversight into a new Office of Ethics, Oversight, and Integrity, and the Risk Committee’s responsibilities have been expanded to include oversight of that office. In addition, the Office of Ethics, Oversight, and Integrity will report on its activities to the full Board at least twice a year. The Human Resources Committee’s charter was modified to expand oversight of the incentive compensation risk management program, with support from Corporate HR, and to increase its oversight of terminations, culture and EthicsLine implementation. The Corporate Responsibility Committee’s charter was also amended to require that the committee receive enhanced reporting from management on customer complaints and allegations from other sources, such as the EthicsLine, relating to customers. And the A&E Committee’s oversight responsibilities for legal and regulatory compliance were broadened to include the company’s compliance culture. These steps should help to clarify Board oversight of conduct risk, provide for greater centralization of review and oversight and augment reporting to the Board of the type of issues that contributed to the breakdown in Wells Fargo’s sales culture.

III.

Key Factual Findings

The Community Bank

A.	Introduction

Wells Fargo operated on a decentralized model inherited from Norwest. Since at least the time of the 1998 merger between the two banks, a commonplace phrase within the company was “run it like you own it.” This guiding principle encapsulated the freedom Wells Fargo’s lines of business traditionally had not only to determine their own business activities, but also to independently exercise staff and control functions, such as Risk and Human Resources.

Carrie Tolstedt, who was promoted to be the head of regional banking in the Community Bank in 2002 and the head of the Community Bank in 2007, was one of those leaders. And while Wells Fargo’s decentralized model naturally afforded Tolstedt significant independence in that position, her record of success and strong financial performance enabled Tolstedt to maintain and enhance her authority.

B.	The Community Bank’s Aggressive Sales Culture

The Community Bank’s sales model emphasized sales volume and relied heavily on consistent year-over-year sales growth. While the level of input into each year’s goals by regional banking leaders — those responsible for particular retail banking regions — rose and fell over time, sales goals were ultimately the responsibility of Community Bank leadership, in particular Carrie Tolstedt and Matthew Raphaelson, the Community Bank’s head of Strategic Planning and Finance. In many instances, Community Bank leadership recognized that their plans were unattainable — they were commonly referred to as 50/50 plans, meaning that there was an expectation that only half the regions would be able to meet them.

Once set, the sales goals were pushed down to the regions, and ultimately to Wells Fargo retail bank branches, and at each level in the hierarchy, employees were measured on how they performed relative to these goals. They were ranked against one another on their performance relative to goals, and their incentive compensation and promotional opportunities were determined relative to those goals. That system created intense pressure to perform and, in certain areas, local or regional managers imposed excessive pressure on their subordinates.

1.	Regional bank-wide rankings and campaigns

a.	Motivator reports

Regional bank-wide sales-reporting processes included frequent rankings against individual, branch and regional sales goals, and against one another. Witnesses frequently cited daily and monthly “Motivator” reports as a source of pressure. These reports contained monthly, quarterly and year-to-date sales goals, and highlighted sales rankings down to the retail bank district level. Circulation of the reports — and their focus on sales-based rankings — ramped up pressure on managers, such that some “lived and died by” the Motivator results. Witnesses also described that in some areas there was an extremely competitive environment, driven in significant part by regular rankings. These reports were ultimately discontinued in 2014 after the Community Bank hosted “Leadership Summits” in which regional leaders recommended changing or eliminating Motivators due to the culture of shaming and sales pressure they perpetuated.

b.	Retail scorecards

Similarly, retail scorecards generated significant sales pressure within the Community Bank. The scorecards, instituted by Tolstedt when she took over the Community Bank, measured how an employee or manager was performing compared to the sales plan. Scorecards were segmented by business drivers and updated on a daily basis, and employees and managers could check their progress against the sales plan at any time and were actively encouraged to do so. Certain managers made meeting scorecard requirements their sole objective, a tactic referred to as “managing to the scorecard.” As a result, employees reporting to these managers were consistently pressured to meet scorecard goals.

c.	Sales campaigns (including Jump into January)

Regional bank-wide sales campaigns — most significantly, the Jump into January campaign — were also closely associated with increasing misconduct over time. Jump into January, created in 2003, aimed to motivate employees to “start the New Year strong by achieving and exceeding January goals.” The Community Bank imposed higher daily sales targets on bankers in the month of January and emphasized and rewarded higher sales activity levels. While many witnesses suggested that the initial impetus for the campaign was appropriate, witnesses almost universally agreed that the campaign was distorted over time and became a breeding ground for bad behavior that helped cement the sales culture’s negative characteristics. Witnesses recalled that bankers were encouraged to make prospect lists of friends and family members who were potential Jump into January sales targets, and often would “sandbag” (temporarily withhold) December account openings until January in order to meet sales targets and incentives. The pressure associated with the campaign manifested itself in higher rates of low quality accounts, as confirmed by the “Rolling Funding Rate,” a quality metric used by the Community Bank to track the rate at which its customers “fund” (place more than a de minimis amount into) new checking or savings accounts.3 FTI Consulting’s analysis of the Rolling Funding Rate showed that the Community Bank rate of funding for January was lower than the average Community Bank monthly Rolling Funding Rate in all years starting in

[3]

While many reasons may explain why a customer chooses not to fund a new account, the Rolling Funding Rate was useful in measuring the rate at which the Community Bank was making “quality” sales to its customers.

2008. The January campaign also resulted in increased employee turnover and, in some areas, no paid-time-off or training during the month.

As the Jump into January program continued, many senior regional leaders expressed concerns over the high sales pressure it fostered and referenced the prevalence of lower quality accounts opened in January. But, according to one witness, the Community Bank was hesitant to end the program because Tolstedt was “scared to death” that it could hurt sales figures for the entire year. In 2013, Jump into January was replaced with Accelerate, a sales campaign that ran from January to March. The Accelerate campaign placed more emphasis on banker-customer interactions and the customer experience, but some witnesses described Accelerate as feeling like a mere “name change” from the Jump into January campaign.

2.	Regional management practices

The negative consequences of these regional bank-wide processes were exacerbated by management in certain regions who over-emphasized the use of sales rankings and campaigns and employed other aggressive practices. California and Arizona in particular consistently ranked among the top states for sales practice problems, in part based on sales pressure tactics encouraged by certain regional managers.

a.	Los Angeles

Los Angeles experienced a disproportionately high rate of sales integrity issues over time, and certain leaders in Los Angeles were associated with creating a high-pressure environment. Witnesses consistently described Shelley Freeman — who was Regional President in Los Angeles until 2009, then became the Lead Regional President in Florida until 2013 — as an aggressive sales manager who created significant sales pressure. For instance, Freeman authored her own “motivator” emails, which featured her team’s ranking on the Community Bank’s “Motivator” and strongly emphasized the importance of increasing sales and being number one. For example, in an August 2007 email, Freeman stated, “[t]his morning we are #15 on the motivator and we are at 99% of solutions [products], 93% of profit and 105% of checking. I hate numbers that start with 9! I like ones that have three digits and start with a 1, as in 105 or 110.” Freeman was particularly aggressive in her Jump into January campaigns; witnesses described the practice of “running the gauntlet,” in which district managers dressed up in themed costumes, formed a gauntlet and had each manager run down the line to a whiteboard and report the number of sales they achieved. Witnesses also stated that Freeman suggested to subordinates that they encourage customers to sign up for products regardless of need.

After the merger with Wachovia, Wells Fargo sent Freeman to Florida. She continued to impose significant sales pressure; according to one witness, she strongly emphasized the importance of hitting sales goals and tolerated increased low quality accounts — as did members of Community Bank senior leadership — as a consequence of striving for increased sales. As an example, by September 2012 the Rolling Funding Rate for Florida had dropped to approximately 71%, lower than the Rolling Fund Rate for the entire Community Bank, which had itself declined to approximately 77%. However, witnesses also stated that over time Freeman started to focus more energy on sales quality. In an email she sent in 2012, several years after her move to Florida, Freeman expressed regret for her prior adherence to stack rankings: “my experience is that [rankings] foster[] more bad behavior than good behavior. I’m truly sorry that I spent those first few years saying LA Metro was #1 on the motivator.”4

Freeman’s successor in Los Angeles, John Sotoodeh, also displayed a high-pressure management style, particularly in San Diego prior to moving to Los Angeles. And Sotoodeh presided over Los Angeles when it became the epicenter of the simulated funding phenomenon

[4]	Freeman was terminated for cause in connection with the Committee’s investigation on February 21, 2017.

that came to light in 2013. However, multiple witnesses described Sotoodeh as having made significant attempts to improve the sales culture in Los Angeles. He instituted an employee recognition system which integrated customer experience scores in addition to sales performance, and developed several new training initiatives to help employees hone their customer service skills and reinforce sales ethics, including a program specifically addressing the Jump into January campaign. In addition, the Rolling Funding Rate improved in Los Angeles over time. Until 2009, the Rolling Funding Rate for Los Angeles Regional Banking was consistently (and in many periods significantly) lower than the Community Bank’s overall Rolling Funding Rate; after 2009, the region’s Rolling Funding Rate consistently bettered the Community Bank’s Rolling Funding Rate.5

Lisa Stevens became the Regional President for California in 2009, then head of the West Coast in 2010, reporting directly to Tolstedt; she was Sotoodeh’s supervisor during that time until he left Los Angeles at the end of 2014. Like Sotoodeh, she was responsible for areas with significant sales practice issues; indeed, as her regional leadership team acknowledged, the West Coast region continued to be an “unfortunate leader” in sales integrity violations after her arrival. At least in part, this resulted from an aggressive sales culture that she inherited and the continued imposition by Community Bank leadership of significant sales growth expectations. As described below on pages 39-43 and 64-65, however, Stevens was a vocal advocate within the Community Bank for instituting changes to the sales goals model and to the sorts of behaviors that the Community Bank incentivized, and she discussed her concerns with senior employees outside the Community Bank, including Chief Risk Officer Michael Loughlin.

[5]	To determine whether these trends in Los Angeles were affected by simulated funding — the phenomenon in which bankers used customer funds from one account to surreptitiously fund another account, identified in Wells Fargo’s settlement with the CFPB on September 8, 2016 — FTI Consulting conducted an analysis backing out all potentially simulated funding accounts identified by Wells Fargo’s consultant, PricewaterhouseCoopers. The trends remained consistent with those described above.

b.	Arizona

Pam Conboy, Arizona Regional Banking’s leader from 2007 to 2017, drove Arizona from last place to first in Community Bank regional sales performance stack rankings within two years of taking her position. Multiple witnesses stated that she did this through employing both effective and appropriate management techniques but also through intense sales pressure, such as a very heavy emphasis on rankings and sales performance. This manifested through multiple daily calls to discuss sales results and regular “rally” days that extended the Jump into January campaign throughout the year (thus, Fly into February; March into March; etc.). Multiple witnesses also said that Conboy or certain of her subordinates encouraged bankers to sell customers “duplicate accounts” regardless of actual customer need. One manager reporting to Conboy lamented that Arizona district managers “taught branch managers how to sell same day multiple account opens to customers with false customer needs”; another reported that “some Managers and Bankers feel a bit uncomfortable opening multiple DDA’s [sic] on the same day for a customer” because “it feels as though they are manipulating the sales system.” Conboy also told subordinates that they should not overemphasize quality accounts, but should manage to the Community Bank’s minimum quality standard in order not to miss productive sales opportunities; Conboy stated to one district manager that “your team should be managing within the 87.5% [Rolling Funding Rate] guideline at a store level… You and I have discussed the opportunity costs of 100% funded accounts… my direction would be to coach your stores and MPs to remain above the combined 87.5% [Rolling Funding Rate] ….”6

While witnesses stated that many regions did not mimic Arizona’s practices, Tolstedt held Conboy up as a model for success. For example, Conboy was asked to make a presentation

[6]	Conboy was terminated for cause in connection with the Committee’s investigation on February 21, 2017.

at a leadership conference in 2010 during which she discussed Arizona’s practices, including in particular the use of daily “morning huddles” to discuss the previous day’s sales reports and encouragement of district managers to call and check on branches multiple times per day. Witnesses also said that regional leaders were sent to study Conboy’s leadership techniques and Conboy traveled to teach them to other regions.

c.	Simulated funding

Wells Fargo’s sales practice issues first came to public attention through articles in the Los Angeles Times that spotlighted troubling practices engaged in by some employees in Los Angeles. Those practices included simulated funding, where an employee transferred funds from one customer account to another, sometimes unauthorized, account (or deposited and withdrew the employee’s own funds) to make it appear that the second account had been “funded” by the customer. Employees did this because the number of accounts they opened and the rate at which those accounts were funded were important to achieve sales goals and incentive compensation targets.

In 2015, Wells Fargo retained PricewaterhouseCoopers (“PwC”) to identify, among other things, checking and savings accounts across the Wells Fargo retail bank potentially subject to simulated funding;7 PwC’s analysis included accounts opened in May 2011 through July 2015. For this Report, FTI Consulting looked at account opening trends in this population of potential simulated funding accounts over time and across geographies.8 FTI Consulting found that the

[7]	As identified in the September 8, 2016 CFPB Consent Order, this population consists of “1,534,280 deposit accounts that may not have been authorized and that may have been funded through simulated funding, or transferring funds from consumers’ existing accounts without their knowledge or consent.” Wells Fargo provided this data to FTI Consulting; FTI Consulting did not independently test this population. While the accounts referenced in the Consent Order were only potentially, but not necessarily, the product of simulated funding, FTI Consulting used that population as a reasonable basis to examine the trends referenced in this section.
[8]	In performing its work referenced in the Report, FTI Consulting relied on data provided to it by Wells Fargo.

number of potential simulated funding accounts peaked in the first quarter of 2012 and again (at a slightly lower level) in the third quarter of 2013. The number then steadily decreased through July 2015, the end of the review period.

When broken down by state, the potential simulated funding account population showed that California and Arizona were the epicenters of simulated funding. California had the highest volume of potential simulated funding accounts, followed by Arizona (Florida had the fourth highest volume). California and Arizona were considerably higher in accounts “per employee” (in other words, accounting for different Wells Fargo employee headcounts in different geographies) than other states through 2013.9 Analyzing the data by examining individual Wells Fargo retail bank regions, Los Angeles/Orange County Regional Banking and Arizona Community Banking had the highest volume of potential simulated funding accounts. Los Angeles/Orange County Regional Banking and Arizona Community Banking ranked first and third, respectively, in the volume of potential simulated funding accounts on a “per employee” basis.

C.	Performance Management and Incentive Plans Added Significant Additional Risk to the Sales Model

1.	Performance management

How employees were hired, promoted and incentivized added significant additional risk to the Community Bank’s sales model. Community Bank leadership regularly likened the retail bank to non-bank retailers, a view that created a tolerance for high employee turnover. Community Bank-wide rolling 12-month average turnover reached at least 30% in every period from January 2011 to December 2015, and as high as 41% for the 12-month period ending in

[9]	This analysis excludes states with an average headcount of 30 or less during the same period.

October 2012.10 Some Community Bank leaders did not view reducing turnover as a priority because they saw high turnover as a normal aspect of a retail business. Tolstedt’s view, as described by one witness, was that there were always people willing to work in Wells Fargo branches.

As a result of the retail focus, many Wells Fargo branch employees were relatively inexperienced, and many witnesses stated that together with the high-pressure environment this contributed to employees not doing things “the right way.” In addition, witnesses said that inexperienced bankers frequently were promoted based on sales success and became inexperienced managers who understood that success was measured by sales performance. More generally, witnesses consistently stated that promotions at all levels in the Community Bank were regularly — though not exclusively or in every region — based on sales performance. To many employees, the route to success was selling more than your peers. Conversely, witnesses said that many employees feared being penalized by their managers for failing to meet sales goals; while the investigation did not establish the numbers, witnesses stated that employees were at times transferred to different roles or terminated for failing to meet sales goals.

2.	Incentive compensation

Compensation plans for branch bankers were structured such that bankers had to meet certain threshold requirements to be eligible for incentive compensation. The thresholds varied by employee position and changed over time. Typically there were minimum requirements for products sold per day, daily profit, packages sold per quarter, quarterly partner referrals and/or

[10]

In a September 2012 report, referenced in more detail at pages 42, 64-65, Matthew Raphaelson noted that “[t]he most recent benchmark study shows that our voluntary turnover rates are higher than other financial services companies, but significantly lower than retailers.” Raphaelson reported that the other unidentified financial services companies also had significant turnover rates: citing 2010 (rather than 2012) data, the report indicated that the Community Bank’s annual turnover rate for tellers was 33%, compared to 28% for other financial services companies; for personal bankers, 27% to 23%; for service managers, 10% to 8%; and for branch managers, 11% to 10%.

the number of loans made per quarter. Once employees satisfied the minimum thresholds, they could earn compensation based on “opportunities,” which included rewards based on the number of products sold per day, daily profit and 11 Ways to WOW! (a customer experience metric), among other categories. There were various tiers of incentive compensation within each opportunity, including bronze, silver, gold and, for certain years, platinum; each tier included a goal bankers could meet and a corresponding financial reward. The goals graduated for each performance tier, and, as the goals went up, the payout rose. In the first quarter of 2012, for example, a banker who achieved approximately nine qualifying daily sales could receive a $250 quarterly payout; a banker who achieved approximately 11 qualifying daily sales could receive a quarterly payout twice that amount, and a banker who achieved 13 qualifying daily sales could receive an $800 quarterly payout.

After 2010, Wells Fargo also aligned performance management and recognition with sales goals, so that incentive compensation and performance rating were both associated with sales. This effectively meant that bankers, branch managers and district managers who did not meet sales goals not only could miss out on opportunities to earn incentive compensation, but were also at risk of poor performance reviews. However, two witnesses stated that in around 2013 or 2014, Community Bank HR instructed that people should not be terminated for failure to meet sales goals, and Wells Fargo transitioned into a qualitative rating system. According to one of the witnesses, this transition was made in part because of concern that connecting sales goals to performance rating was driving unethical behavior.

Incentive compensation for all regional bankers above the branch-banker level likewise included a sales component. For district managers, sales were weighted at a third of total incentive compensation requirements (other factors included a “profit proxy” and customer experience). Beginning in 2010, sales quality became an additional component (in 2010, for instance, district managers were required to achieve a Rolling Funding Rate of 85%, or risk having their incentive compensation reduced). Sales achievement was similarly a component of incentive compensation requirements for more senior managers (for example, region presidents). For these positions, sales were generally weighted at between 20 and 25% of total incentive compensation requirements.

Many witnesses believed that incentive compensation plans overly emphasized sales performance, and many complained to Community Bank leadership that incentive plan goals were too high, too focused on sales and led to bad behavior. Because good performance was deemed in large part to mean meeting or exceeding sales goals, and poor performance in many instances led to shaming or worse, many employees believed that their future at Wells Fargo depended on how many products they sold. In a January 2012 email to a colleague, a Community Bank marketing leader wrote that, despite an increased emphasis on customer needs, “we consistently put more focus on solutions, we increase the solutions goals . . . the message [employees] are receiving is that Solutions continue to be king and everything else falls below that.”

Ironically, in a 2004 email to Stumpf, Tolstedt acknowledged the importance of setting compensation plans such that they incentivize appropriate behaviors. Specifically, she noted: “I think you have to balance cross sell with the right incentive plan and other measures so that you ensure you have quality cross sell. Many banks . . . build products that encourage the wrong sales behavior. They encourage their sales force to sell a second account free, multiple savings accounts free, etc. Then if you incent a team of bankers on top of that around sales per day alone you are asking for trouble.” Tolstedt acknowledged the need to balance cross-sell, household penetration and household profitability measures, and to have a balanced incentive plan based on units and profit. “If you look at one metric alone and don’t build an integrated model, you are asking for low value, unfunded bad cross sell that will not add up to revenue growth or retention.” As described herein, Tolstedt did not follow her own advice.

D.	Discovery of and Growth in Sales Practice Violations

1.	Overview

In 2002, the Community Bank took steps to address an increase in sales practice violations, including the creation of a sales integrity task force. The task force undertook various initiatives, including the implementation of a sales integrity training program and certification, the modification of incentive plans to reduce the promotion of undesirable behaviors and utilization of audit programs to identify suspicious activity. The Community Bank also began to track funding rates to measure the quality of sales.

In 2004, a member of Wells Fargo’s Internal Investigations group drafted a memorandum addressing sales practice issues. As described in more detail at pages 89-90 below, the memorandum noted an increase in annual sales gaming cases — defined as the manipulation and/or misrepresentation of sales to receive compensation or meet sales goals — from 63 in 2000 to a projected 680 in 2004. The memorandum noted a similar increase in terminations, from 21 in 2000 to a projected 223 in 2004.

Despite the recognition by 2004 of both the increasing scope of sales practice issues and their association with sales incentives, the problem continued to grow. While some good-faith efforts were made to address the issue, witnesses consistently stated that the Community Bank’s leadership was unwilling to make fundamental changes — as one witness put it, there was “no appetite to change the model” — and felt that the associated risks could be managed appropriately by increasing training, detecting wrongdoing and punishing wrongdoers.

Both within and outside the Community Bank, there was insufficient appreciation of the impact of, or harm caused by, sales practice misconduct, due in part to the failure to frame the issue appropriately. First, insufficient regard was paid to the effect of the violations on customers. When individuals were terminated for sales practice violations, absent clear theft or specific customer complaints, the potential effect on customers was not regularly assessed. Even when Wells Fargo investigated or terminated employees following publication of the Los Angeles Times articles in 2013, there was no adequate investigation to identify and address injuries that customers might have suffered. While this may have been due to an incorrect understanding of how the bank’s system in certain instances collected fees charged to an unauthorized account from a linked authorized account, more should have been done sooner to determine customer harm. It was not until the Los Angeles City Attorney suit in May 2015 that it was even recognized that customer harm — in the form of fees — was possible with simulated funding. Second, and perhaps more importantly, the Community Bank did not consider non-financial harm to customers resulting from the misuse of personal information or the opening of accounts in their names without their authorization. Third, the Community Bank did not adequately consider the significant reputational risk associated with sales practice misconduct.

The failure to frame the issue properly extended to senior management’s view that firing 1% of the Community Bank workforce every year for sales integrity violations was acceptable. For example, in November 2013, in the wake of the first Los Angeles Times article on sales practice issues, John Stumpf asked for data on the number of terminations associated with sales integrity violations. When the data showed that 1% of employees had been terminated for such violations, Stumpf, Tolstedt and other Community Bank leaders received the figure positively, believing it proved that a vast majority of individuals were behaving appropriately. When the figure came up again in 2015, Stumpf reacted similarly in an email to Tim Sloan, detailed at pages 55-56. Raphaelson, when presented with data showing ethics-related terminations of a similar magnitude in 2013, wrote that it was “mind boggling to me it’s so low – I think it shows our [employees] are significantly more ethical than the general population (no data whatsoever to back that up, just impressionistic comment!).” The senior leaders did not consider that the 1% represented only employees who were caught engaging in sales practice misconduct. Moreover, even accounting for the Community Bank’s high turnover rate, firing 1% of the workforce each year meant over time that more than 1% were engaging in terminable misconduct.

2.	ICE data

FTI Consulting examined data extracted from Wells Fargo’s Investigations Controlled Electronically (“ICE”) database to determine how the volume of allegations and terminations associated with sales practice misconduct trended over time. The volume of reported allegations11 of employee involvement in sales practice-related misconduct12 steadily increased from 288 in the second quarter of 2007 to 1,469 in the fourth quarter of 2013 (because of significant changes in employee populations over this period, FTI Consulting also analyzed the trend on a “per-employee” basis; it nearly tripled over this same period). Reported allegations

[11]	For purposes of its analysis, FTI Consulting considered each ICE record to be a unique allegation, termination or resignation. Allegations include referrals or reports of misconduct to be investigated and substantiated by Internal Investigations.
[12]

The figures referenced here are based on categorizations used by Wells Fargo Internal Investigations, which generally designated sales integrity-related records as “Sales Integrity Violations” or, in a later period, “Sales Practices/Incentive Plan Misconduct.” While FTI Consulting’s analyses were reliant on the accuracy of Wells Fargo’s categorizations, both FTI Consulting and Shearman & Sterling reviewed a subset of the underlying investigation narratives and found Wells Fargo’s categorizations generally reliable. As used here, “sales practice misconduct” includes the following subtypes, some of which are more likely than others to be associated with conduct that affects customers: Customer Consent; False Entries/CIP Violations; Fictitious Customer; Funding Manipulation; Inappropriate Account Opening; Incentive Manipulation; Manipulation of Delegation of Authority; Online Banking; Other; Product Manipulation; Reassignment of Sales Credit; Referrals; and Unnecessary Accounts. The largest subtype by volume, “Customer Consent,” which is defined by Wells Fargo as “allegations of the booking or sale of any banking product without the knowledge or official direct consent of the primary customer and/or joint account/product holder,” made up 39% of total allegations over the period beginning in the first quarter of 2008 and ending in the first quarter of 2016.

then decreased to 958 in the first quarter of 2016. FTI Consulting also looked at the subset of these allegations likely to have affected customers by backing out allegations unlikely to have had customer impact.13 The volume of allegations rose from a low of 336 in the first quarter of 2008 to a high of 1,050 allegations in the fourth quarter of 2013 (on a “per employee” basis, the rate doubled over this same period). There were 730 such allegations in the first quarter of 2016.

FTI Consulting performed similar analyses with respect to terminations and resignations arising out of investigations triggered by the allegations referenced in the previous paragraph. The trends were the same as with allegations; in the second quarter of 2007 there were 61 terminations or resignations relating to sales practice misconduct, and the number rose to a high of 447 in the fourth quarter of 2013 (on a “per employee” basis, the rate quadrupled). The number of terminations or resignations declined to 162 in the first quarter of 2016. Focusing on those subtypes of sales practice misconduct most likely to be associated with conduct affecting customers, the trends remained the same; the volume of terminations and resignations rose from 106 in the first quarter of 2008 to a high of 339 in the fourth quarter of 2013 (on a “per employee” basis, an increase of 50%). The number then decreased to 122 in the first quarter of 2016.

To determine whether the data were consistent with other evidence showing concentrations of misconduct in certain locations, FTI Consulting examined overall sales practice misconduct allegations and terminations/resignations by state during the period April 2007 to March 2016. California had by far the highest number of sales practice-related

[13]

FTI Consulting backed out sales practice subtypes for the period beginning the first quarter of 2008 and ending the first quarter of 2016 (the use of subtypes was not established until 2008). The excluded subtypes, identified by Shearman & Sterling, were “Reassignment of Sales Credit” and “Referrals.” Reassignment of Sales Credit is defined as “allegations of one team member making referral contacts or product sales and reassigning the credit(s) to another team member in need of sales.” Referrals is defined as “invalid sales referrals gained by directing traffic, or inappropriately received by another team member when an actual sales referral was not made.”

allegations (27.9% of total) and terminations/resignations (28.2% of total); Florida had the third highest number in both categories (9.2% and 9.1%, respectively). FTI Consulting also examined the data on a “per employee” basis; while California was no longer an outlier, it was among the top five states (as was Arizona with respect to allegations).14 FTI Consulting conducted a similar analysis, including only allegations and terminations/resignations categorized as “Customer Consent” (opening accounts without customer authorization), over the period January 2008 to March 2016. California (32.3% of total), Florida (8.9%) and Arizona (8.5%) had the most Customer Consent allegations, and California (33.3% of total) and Florida (9.3%) ranked first and third for most Customer Consent terminations/resignations. On a Customer Consent allegations “per employee” basis, California and Arizona were among the top five states. On a Customer Consent terminations/resignations “per employee” basis, California and Florida were among the top five.

3.	Review of investigation descriptions in Wells Fargo’s ICE database

Separate from FTI Consulting’s quantitative analyses, Shearman & Sterling reviewed 1,341 of the individual ICE investigation records associated with employee terminations and resignations taking place from 2008 to 2016 to better understand what motivated employees to commit sales practice misconduct.

a.	Types of misconduct

Sales practice or sales integrity issues encompass an array of misconduct, ranging from behavior that affected only Wells Fargo (such as claiming an improper referral credit) to behavior that affected customers (such as opening unauthorized accounts and simulated funding). The misconduct represented in the ICE records reviewed by Shearman & Sterling included

[14]	All state and region-level “per employee” analyses referenced in the Report exclude states/regions with an annual average headcount of less than 1,000, except as noted in footnote 9.

customer consent, generally employees opening unauthorized personal checking or savings accounts for existing customers;15 falsification of bank records, generally falsifying customer identification or contact information or forging customer signatures; funding manipulation, generally employees funding an account held by a customer with their own money or money from another account held by that customer; and the creation of unnecessary accounts, generally employees opening accounts which served no customer financial need (a category added in 2015).16

Shearman & Sterling did not statistically sample the records, but focused on a cross-section related to investigations resulting in terminations or resignations and coded by Wells Fargo as associated with activity that likely affected customers. Although managers made up a minority of terminated/resigned employees, the review disproportionately focused on managers to help assess where in the organization employee misconduct was being actively encouraged or directed. Almost all terminated/resigned managers were lower level supervisors employed in

[15]	Sales practice concerns also have been implicated with respect to the Community Bank’s online insurance referral program, in which customers could purchase insurance directly from third-party carriers via a link on the Wells Fargo website and branch kiosks. In particular, in November 2016, Prudential Insurance Company of America (one of the third-party carriers in the referral program) informed Wells Fargo that it had received a customer complaint through its fraud hotline alleging that a Prudential simplified term life insurance policy had been purchased for a Wells Fargo Community Bank customer without the customer’s consent, and that the customer had only become aware of this policy when he received a cancellation notice in the mail. Wells Fargo has retained outside counsel to conduct an investigation with respect to sales practices involving Community Bank online insurance product referrals. That investigation is ongoing, and Shearman & Sterling is actively monitoring its progress. Insurance referrals did count toward employee incentive compensation goals, but compared to products sold by branch bankers the volume of insurance referred was extremely small.
[16]

“Off-site” applications, associated with initiatives in which Wells Fargo bankers would collect product applications at events or workplaces outside a Wells Fargo branch, featured prominently in records relating to both customer consent and record falsification. In the reviewed records, employees often processed these applications, which did not require the customer to complete paperwork or provide authorization at the branch, without first properly acquiring customer consent or relevant customer information, such as drivers’ license details. For example, one branch banker cited explicit instructions from her branch manager to confirm customer consent only after opening accounts. “Friends and family” accounts were also frequently referenced in the reviewed investigation records; employees often described opening accounts for family and friends in order to meet sales goals. For example, a branch manager had a teenage daughter with 24 accounts, an adult daughter with 18 accounts, a husband with 21 accounts, a brother with 14 accounts and a father with 4 accounts.

Wells Fargo branches such as branch managers, assistant branch managers and the like. Nine employees senior to a branch manager were terminated or resigned between 2011 and 2015 as a result of an investigation of sales practice misconduct; the most senior was an area president, two levels up from a branch manager.

b.	Rationales for misconduct

A majority of terminated employees, whether branch bankers or managers, admitted to engaging in misconduct during the investigation. They frequently claimed that sales pressure drove them to do so. Branch-level managers often felt pressure from their supervisors to make sales, but only rarely did they state that they were explicitly instructed to engage in misconduct. In addition to sales pressure, branch-level managers often cited the need to help branch employees meet individual goals or reach branch goals. For example, one branch manager investigated for creating unauthorized debit cards for existing customers stated that he often did so to help branch bankers reach their targets; but in the case under investigation, he ordered the cards because of difficulty keeping his branch staffed and his need to meet branch sales goals.

In nine of the 1,341 reviewed records, investigated employees accused district managers (one level above branch managers) of explicitly directing misconduct; for example, one district manager, according to the investigated employee, taught personal bankers to disguise unnecessary accounts for family members within the computerized system. In ten cases, the investigated employee referenced a district manager as creating pressure by sending multiple daily emails to branches. In one instance, a district manager warned an employee during onboarding that Wells Fargo provided a challenging and intense sales environment and that he should be prepared to “[d]o whatever it took to meet numbers unless it was downright unethical.”

Employees below the branch manager level — lower level in-branch managers and non-managers — frequently cited branch managers as actively directing misconduct or offering inappropriate guidance to subordinates on what constituted acceptable conduct. Non-managers in particular attributed sales pressure to branch managers, and occasionally to district managers, who incessantly pushed employees to make sales. As one branch employee described, “everyone was aware of what was implied when the manager would state ‘it’s late in the day and we need a certain number of accounts by the end of the day.’”

Some employees who engaged in funding manipulation, including simulated funding, also cited sales quality thresholds necessary to receive sales credit as having prompted the misconduct. In one instance, a service manager admitted to engaging in simulated funding to receive sales credit; the investigation notes state that “[t]he WF funding policy at the time the above listed accounts were opened was that $100 was needed to officially fund any new checking or savings account in order for a banker to receive sales credit for opening the accounts.” Some employees who committed bank record falsification said they were motivated to engage in misconduct by Wells Fargo’s sales quality thresholds. In some reviewed records, employees entered fake customer phone numbers or substituted their own email address for a customer’s to prevent Wells Fargo from contacting customers who might provide a less than perfect customer survey score. In one case, a branch manager falsified customer phone numbers and instructed her employees to do the same, leading to the deletion of at least 192 customer phone numbers, to circumvent customer survey polling.

Of note, while sales pressure and sales goals frequently figured in the investigation descriptions, employees only infrequently referenced incentive compensation as a motivating factor in their misconduct. While that may have been to some degree self-serving, it is consistent with other evidence indicating that sales pressure and goals, rather than incentive compensation directly, were the primary motivators of improper practices.

c.	How misconduct spread

The review of the investigation records shed light on the manner by which improper sales practices spread within branches or districts. Several investigated employees, particularly those who had received promotions, had worked in multiple branches at Wells Fargo. Inappropriate coaching techniques spread between branches as employees relocated; for example, one East Coast branch manager described learning to improperly bundle products (for example, presenting debit cards as “coming with” personal accounts) while working on the West Coast. Within branches, employees learned to manipulate customer information from former or fellow managers, resulting in a high number of violations in particular branches.

E.	Community Bank Leadership Insisted on Maintaining the Sales Model Despite Growing Dissent from Regional Banking Leaders

The imposition of sales plans with significant annual growth and the regions’ increasing difficulty in meeting those plans led senior Community Bank regional leadership to more actively push back against Community Bank leadership over time. Despite the concerns being expressed, senior Community Bank leaders paid insufficient attention to how increasingly unattainable goals resulted in low quality accounts and, worse, improper behavior.

Sales integrity issues were particularly concentrated in the West Coast region, and several regional leaders attributed this in part to the region’s high historical sales growth rate, which Community Bank senior leaders were determined to continue. While not confined to the West Coast, many of the issues involving sales practices and attitudes towards them are illustrated by communications between West Coast regional leadership and Community Bank leadership. As confirmed by several witnesses, West Coast Regional Bank Executive Lisa Stevens was particularly outspoken about aggressive goals and their possible effects on sales quality and sales integrity, as were members of her regional leadership team; while they were not the only regional leaders pushing back on sales goals and the goal setting process, they were among the most vocal.

For example, in an October 2012 email, a member of Stevens’ regional leadership team emailed Raphaelson regarding the 2013 sales plan, stating, “[a]s you and I have discussed, for whatever reason, [the West Coast region] seems to be an unfortunate leader in ‘marginal sales’ and sales ethics issues and we(west Coast) [sic] need to ensure that a proper process is built to reduce that. However, it is important that we build an appropriate sales plan that is consistent with what we are trying to accomplish.” While West Coast leadership understood that the West Coast had disproportionate numbers of sales practice issues, they needed the assistance of Community Bank leadership to address it by providing appropriate plans that did not incentivize low quality accounts and misconduct. The response of senior Community Bank leadership was inadequate.

To help combat problems with the quality of the accounts, senior regional leaders pushed Community Bank leaders, including Raphaelson, to stop incentivizing sales of “secondary” checking accounts (accounts sold to customers who already had a checking account). While some secondary accounts provide value to Wells Fargo and its customers, these leaders felt that including them in sales and incentive plans motivated inefficient and sometimes unethical behavior by branch bankers (as illustrated by the discussion of “duplicate” accounts in Arizona, at page 25). For example, at a meeting with Tolstedt and West Coast leaders in August 2012, one participant suggested to Tolstedt that the Community Bank should remove secondary checking accounts from sales metrics, especially incentive plans, because bankers were incentivized to sell low quality secondary accounts rather than focusing on products that would contribute more value to Wells Fargo and its customers. And, according to a Midwest regional banking leader, at a regional leadership meeting in late 2012 where Tolstedt and her team addressed declining daily sales, the general consensus among regional managers was to focus on high-quality accounts; yet senior Community Bank leadership pushed the need to increase sales per customer and the importance of secondary checking accounts.17

Regional leaders also emphasized in communications with senior Community Bank leaders that the baseline for sales goals included a large number of low quality accounts that were not fulfilling customer needs (multiple witnesses and email communications referred to these as “junk” accounts). The problem built on itself: attaining growth when the prior year’s sales included a large number of low quality accounts meant that even more low quality accounts had to be opened to hit the increased target.

The Community Bank’s senior leaders held a different perspective from their regional leadership colleagues. They did not recognize the regions’ concerns about sales quality and sales integrity, did not sufficiently appreciate the relationship between low quality accounts and sales practice issues and generally viewed resistance from regional leaders as merely an attempt to negotiate for reduced goals. In particular, senior Community Bank leaders viewed the efforts to address goals by West Coast leadership as simply a cover-up for poor management; to them, sales quality and integrity issues had to be resolved through better management, not decreased goals. Community Bank leaders also tolerated low quality accounts — despite the fact that they cost the bank money — in part because they thought that placing too much emphasis on quality would result in the sale of fewer active accounts, which was an important driver of the sales model. Many witnesses stated that Raphaelson encouraged regional leaders to offer secondary

[17]

Regional leadership was unsuccessful in having their concerns about secondary checking accounts addressed even as late as 2015. In that year, one regional leader wrote an email relating to removing secondary accounts from incentive compensation plans, saying he and other regional leaders should “fight the good fight every year – especially since I think one day we will be asked why it was part of the goal process to begin with.”

accounts, espousing the philosophy that it was acceptable to sell ten low quality accounts to realize one good one.

Management characterized these low quality accounts, including products later canceled or never used and products that the customer did not want or need, as “slippage” and believed a certain amount of slippage was the cost of doing business in any retail environment. In August 2012, a member of Raphaelson’s team emailed Tolstedt and Raphaelson, stating that the products group was working on “just how much slippage is there.” He noted that “[t]hese are mistakes (honest as in the bread-maker effect [buying something you intend to use but never do], and dishonest – should never have been sold to the customer in the first place – wrong customer/wrong product),” and that it is “going to [be] hard to decipher the bread maker effect from wrong product/wrong customer piece”; and he expressed concern that “[i]f enforcement actions [surrounding slippage] become too onerous, the risk is severe decrease in attempts. Play becomes so safe, good opportunities are missed (the good to bad ratio).” The same employee acknowledged in another email in September 2012 that “[m]arket and store level goals in recent years, in many cases, were too aggressive and disconnected from realities of existing resources and current productivity levels,” and concluded that “[t]his is a significant contributor to product slippage, team turn-over and other inefficiencies.” When asked to explain the role of sales goals and incentives to the Enterprise Risk Management Committee (“ERMC”), also in September 2012, Raphaelson noted that “product/customer mismatch” (which he defined as customers who close an account after likely experiencing an “ineffective needs assessment”) was being “managed within acceptable tolerance rates.”

In the course of these discussions about “quality,” “slippage” and “product/customer mismatch,” senior Community Bank leadership never adequately came to terms with the fact that their sales model resulted in increasing and unacceptable levels of both low quality accounts and employee misconduct, and that some low quality accounts were likely opened without customer consent. Despite senior Community Bank leaders’ reluctance to acknowledge the relationship between the goals and bad behavior, that relationship is clearly seen in the data. As sales goals became more difficult to achieve, the rate of misconduct rose, peaking in the fourth quarter of 2013 (see pages 33-34). At the same time, quality fell; the Rolling Funding Rate — the metric designed by the Community Bank to measure the quality of new accounts — steadily declined from approximately 90% in 2005 to below 80% in 2012.18 Starting in 2013, it rose and exceeded 95% by 2016.19

[18]	As suggested by the Rolling Funding Rate, a significant number of Community Bank checking and savings accounts were never funded. PwC identified a population of unfunded accounts opened during the period May 2011 to July 2015. Based on FTI Consulting’s examination of the transaction history of these accounts, this population included accounts that were (i) opened but had no transaction activity, or (ii) opened with no net positive customer-initiated transaction activity (in other words, reflected only bank-initiated activity like reversed transactions or bank fees). FTI Consulting examined those unfunded accounts to determine the extent to which customers paid fees or other charges. FTI Consulting found that no fees or charges were paid on the vast majority of these accounts. (In general, unfunded accounts were automatically closed within 60 to 90 days of opening. In addition, due to the structure of the accounts, in those instances where fees or other charges were charged to an account, they were not generally collected except in some instances where there was a linked account belonging to the customer for overdraft protection.) 1.7% of these unfunded accounts incurred fees or charges not reversed by the bank. FTI Consulting did not attempt to analyze any secondary impact relating to this population (i.e., overdraft fees on a customer account that became overdrawn in connection with covering fees on an unfunded account). FTI Consulting was unable to determine through the account data which, if any, of the unfunded accounts may have been opened without customer authorization.
[19]	FTI Consulting reviewed the impact on the Community Bank cross-sell metric if all unfunded accounts identified by PwC were removed from the population of accounts included in deriving that metric. For the period in which the identified unfunded accounts were opened — May 2011 to July 2015 — the maximum impact in any quarter of removing all unfunded accounts from the reported cross-sell metric was 0.02 (for example, in the quarter ending December 2013, the impact of backing out the unfunded accounts decreases the cross-sell metric from 6.16 to 6.14). FTI Consulting also calculated the impact of backing out the unfunded accounts together with the potential “simulated funding” accounts and potentially unauthorized credit cards identified by PwC (the relevant accounts and credit cards were reported in Wells Fargo’s 10-Q for the third quarter of 2016). The maximum impact in any quarter from backing out all such accounts is a decrease of 0.04. Finally, FTI Consulting examined the Community Bank cross-sell trend line — in other words, whether backing out all such accounts would change the direction of the trend in the cross-sell metric (positive, negative or flat) from quarter to quarter compared to what was actually reported. FTI Consulting found differences between the “as reported” and adjusted trends in two quarters: the quarter ending December 2012 went from positive to flat, and the quarter ending June 2015 went from flat to positive.

F.	Remedial Measures Taken by Community Bank to Address Sales Practice Issues

1.	Measures taken to address sales practice issues

Many witnesses acknowledged — as did John Stumpf in his Congressional testimony — that the Community Bank was far too slow in addressing sales practice issues. Indeed, the fundamental issue — the sales goal model itself — was not fully addressed until September 2016. Still, albeit incremental and implemented gradually, the Community Bank took steps over time to address some of the problems associated with its sales model. Community Bank HR initiated a sales quality project group in 2011-2012 resulting in some improvements in training and monitoring. A sales quality team, later known as Sales & Service Conduct Oversight Team (“SSCOT”), developed as a unit within the Community Bank responsible for monitoring and researching allegations of inappropriate sales practices. In 2012, the Quality of Sale Report Card (“QSRC”), administered by SSCOT, was introduced to measure key quality-of-sale indicators, including signature rates, activation rates, procedural issues (such as closures and duplicate products) and the Rolling Funding Rate. By the end of 2013, the QSRC was incorporated into incentive compensation plans for district managers, and the Rolling Funding Rate metric was incorporated into incentive compensation plans for line-level bankers.

As noted above, the Community Bank modestly reduced sales goals for 2013, although the goals were still not achievable. It also reduced average per-day product sales for branch banker incentive compensation eligibility. In 2013, the Community Bank also began work on an “Evolving Model” for products and service delivery, which was intended to address sales conduct as well as other business objectives.

2.	Impact of the Los Angeles Times articles on remediation efforts

According to many witnesses, the publication of the Los Angeles Times articles regarding the sales culture in Los Angeles acted as an accelerant to change. Goals for 2014 were reduced,

as they had been in 2013, though they were still set at an unachievable level. The Community Bank also began to set sales goals not only for the regions but also for individual branches to avoid unreasonable allocation of goals, although this had the effect of further cutting senior regional leaders out of the sales planning process (multiple senior regional leaders stated that they did not feel as though they had sufficient input into their regional sales plans until 2015, for the 2016 plan year, and even then they noted pushback). Additionally, in early 2014, product packages (i.e., a checking account sold as a unit with other products) were eliminated to prevent products being bundled and sold without customer need. New employees in 2015 were given a separate and substantially lower set of sales goals for their first three to six months of employment.

The Community Bank also revised its incentive compensation plans for bankers and its performance management scheme. It modified performance management metrics to better balance quantitative factors with qualitative ones, such as good customer service. According to one witness, this was partially a result of HR’s view that connecting sales goals to performance ratings was driving unethical behavior. Further, sales targets to achieve incentive compensation eligibility were reduced. The list of products included in incentive compensation gradually changed in 2014 and 2015, but it was not until 2016 that Tolstedt finally agreed to pilot a program for removing secondary checking accounts from incentive compensation plans. That program was not implemented before sales goals were eliminated in September 2016.

G.	Community Bank Leadership Failed to Adequately Address Underlying Problems That Resulted in Extensive Sales Practice Violations

1.	Carrie Tolstedt

Carrie Tolstedt was the head of the Community Bank’s Central California region and then the head of California Community and Border Banking before becoming head of the entire regional bank in 2002 and of the Community Bank in 2007. She was credited with the Community Bank’s strong financial results over the years, and was perceived as someone who ran a “tight ship” with everything “buttoned down.” Community Bank employee engagement and customer satisfaction surveys reinforced the positive view of her leadership and management. Stumpf had enormous respect for Tolstedt’s intellect, work ethic, acumen and discipline, and thought she was the “most brilliant” Community Banker he had ever met.

Nonetheless, Tolstedt mismanaged the Community Bank’s response to the rise in sales practice issues, failing to appreciate both the negative impact on customers and the grave risk to Wells Fargo’s brand and reputation. There is no evidence that Tolstedt showed serious concern about the effects of improper sales practices on Wells Fargo’s customers or that she initiated efforts to evaluate or remediate customer harm.

Tolstedt resisted change to the Community Bank’s sales model even when confronted with evidence that it led to low quality sales and improper sales practices. She viewed the sales model as an engine of the Community Bank’s historical success and did not want to take steps that could impede its operation. Instead, she reinforced the high-pressure sales culture. For example, she praised Conboy’s high-pressure tactics and held Conboy up as a model for others to emulate. Despite the universal criticism of the “Jump into January” program as an incubator of low quality sales and bad sales practices, Tolstedt was “scared to death” that changing it could hurt sales figures for the entire year and opted instead for only incremental changes.

Numerous witnesses provided a consistent account of Tolstedt’s management style: she was “obsessed” with control, especially of negative information about the Community Bank, and extremely reluctant to make changes. Tolstedt fostered an insular culture at the top of the Community Bank and had an “inner circle” of staff that supported her, reinforced her views and protected her. She resisted and rejected the near-unanimous view of senior regional bank leaders that the sales goals were unreasonable and led to negative outcomes and improper behavior. Under her direction, the Community Bank continued to increase its sales goals until 2013, and then lowered them only modestly.

Tolstedt reinforced a culture of tight control over information about the Community Bank, including sales practice issues. This hampered the ability of control functions outside the Community Bank and the Board to accurately assess the problem and work toward a solution. Numerous witnesses referred to, and documents confirmed, the difficulties in getting information from her senior leadership team. Tolstedt actively discouraged providing information to people outside the Community Bank. For example, when Tolstedt learned that Lisa Stevens discussed sales goals and pressure with Chief Risk Officer Michael Loughlin, Tolstedt instructed her to stop speaking with him and others outside the Community Bank. When Loughlin invited Debra Paterson, the head of Community Bank HR, to speak to the ERMC in October 2012 (a month after the Raphaelson presentation discussed at pages 42, 64-65) to discuss employee turnover and associated risks, Tolstedt objected to the questions posed by Loughlin. She raised numerous arguments against providing detailed information to the ERMC, including that the committee was intended to address only “enterprise” risks. Similarly in October 2013, when Tolstedt heard that Loughlin or other Corporate Risk personnel had talked to Community Bank personnel about sales practices, she sent Loughlin an email complaining about such communications taking place without her involvement.

The Community Bank’s reporting to the ERMC and the Board demonstrated this tight control of information and lack of transparency. Tolstedt never voluntarily escalated sales practice issues, and, when called upon specifically to do so, she and the Community Bank provided reports that were generalized, incomplete and viewed by many as misleading. Senior leaders of the Community Bank came before the ERMC twice (in September 2012 and April 2014) to discuss sales pressure and sales practices; on both occasions their presentations did not provide a forthright description and assessment of the problem. Tolstedt was directly involved in preparing presentations on sales practices to the Board’s Risk Committee and the entire Board. Those presentations likewise did not present a forthright and complete depiction of sales practice issues and, as discussed at pages 104-106 below, her presentation to the Risk Committee in May 2015 was misleading. By 2015, many Board members believed that she was intentionally understating the problem which she had helped to create.

2.	Matthew Raphaelson

Matthew Raphaelson was ultimately responsible for regional bank sales goals and supervising the sales incentive program, subject to Tolstedt’s approval. He was described as Tolstedt’s “right hand.” Despite being a senior leader of the Community Bank, Raphaelson did not view it as his job to police sales integrity violations.

Raphaelson was aware that excessive sales goals and pressures led to employee misconduct, and was often confronted with objections to his goals and numbers-driven system. Multiple witnesses stated that Raphaelson received repeated complaints that his sales goals were too high, were too focused on the number of products sold and led to bad behavior, such as the opening of unauthorized accounts and the sale of unnecessary products to customers. Raphaelson had received information demonstrating that certain locations were responsible for high numbers of unfunded accounts and accounts funded for only short periods of time — indicia of potential inappropriate behavior, including simulated funding.

Even when told that the goals he established were leading to bad behavior, Raphaelson was unwilling to adequately address sales goals or incentives to sell unnecessary products to customers because doing so might result in fewer sales of high quality accounts; he was willing to tolerate poor quality accounts rather than change the sales model. While Raphaelson authorized incremental changes over time, such as a modest reduction in goals in 2013, these changes were inadequate.

In his interview, Raphaelson disclaimed knowledge of high levels of sales integrity-related terminations, but as noted on page 33 above, emails show that he was aware at least by November 2013 of approximately 1,000 sales integrity-related terminations per year and believed that to be a favorable number.20

3.	Claudia Russ Anderson

Russ Anderson led the first line of defense for risk in the Community Bank, a particularly significant role in light of the decentralized nature of the risk function at Wells Fargo during her tenure as Group Risk Officer. She contributed to the development of improved systems and processes in the Community Bank’s SSCOT unit to detect sales misconduct, and, particularly after the Los Angeles Times articles, participated in efforts by the Community Bank to communicate to managers that undue sales pressure and sales misconduct were not acceptable. In most other respects, however, Russ Anderson’s performance fell far short of what was expected and required of the senior risk officer in the Community Bank. Russ Anderson failed to adequately assess and advocate for changes in the business practices that resulted in sales integrity violations. She also did not adequately address customer harm arising from improper sales practices.

Russ Anderson exhibited a lack of transparency and failed to escalate sales integrity issues and related terminations to Wells Fargo’s Board of Directors and the ERMC. Multiple

[20]	Raphaelson was terminated for cause in connection with the Committee’s investigation on February 21, 2017.

witnesses, including senior officers of Wells Fargo, reported that Russ Anderson was likewise not forthcoming or candid in her communications with them, a view supported by email communications. Instead, witnesses stated that Russ Anderson was “running interference” for Tolstedt and filtering communications with other Wells Fargo control officers.

Russ Anderson minimized and obscured issues in reporting on the Community Bank, including sales practices. From late 2011, Russ Anderson challenged language in the Corporate Security portions of the reports to the A&E Committee. In one email exchange in 2012, Michael Bacon, the head of Corporate Security (responsible for Internal Investigations), stated that Russ Anderson “often challenge[d] the Audit and CS A&E reporting verbiage,” but that at that point, he had “gotten good with the credible challenge” in response. Bacon noted that “our data continues to highlight a concerning trend in the area of Sales Integrity – from the increase in EthicsLine reports, to the increase in executive complaint letters,” and “increases in confirmed fraud, thus, we need to continue to escalate this issue with senior leadership.” Russ Anderson told him that his reporting made the problem sound “so much worse than it is.”

One witness called her an advocate, rather than independent and objective, when dealing with regulators on sales practice issues. When personnel in Corporate Risk expressed the view that a draft presentation to the ERMC by the Community Bank about sales practices did not provide information about the “current state,” Russ Anderson wrote to another Community Bank leader, “I am worried about putting something like that into a deck. I’d rather we did that verbally because this deck is subject to the regulators [sic] review.” As described at page 105 below, she challenged Internal Investigations’ data on the number of employee terminations related to sales integrity, with the result that the information was omitted from a report to the Risk Committee.

Finally, Russ Anderson moved too slowly to address sales practice issues. The head of Corporate Security was frustrated with Russ Anderson when she took over SSCOT in 2011/2012, as he thought she would be more proactive in investigating sales integrity issues. Though she became more focused after the Los Angeles Times articles, her actions were oriented toward messaging and detection rather than reforming or addressing the sales model or underlying causes. To the extent she faced resistance from Tolstedt, Russ Anderson should have escalated the issues to Loughlin, the Chief Risk Officer, with whom she had a dotted-line reporting relationship.21

H.	Recent Remedial Changes

Wells Fargo has implemented a system to send an automated email to a customer shortly after the opening of a consumer or small business checking, savings or credit card account to confirm that the account was properly authorized by the customer. In addition, revised credit card application procedures require an applicant’s documented consent before a credit report is pulled.

Wells Fargo has also added centralized monitoring and controls to augment its oversight of sales practices. Monitoring includes a third-party “mystery shopper” program and additional local, regional and corporate oversight; the increased quality assurance efforts will involve between 15,000 and 20,000 site visits each year and an additional 600 conduct risk reviews.

In July 2016, Wells Fargo replaced Tolstedt with Mary Mack, the former head of Wells Fargo’s brokerage business. Addressing root causes, Wells Fargo eliminated product sales goals in the Community Bank effective October 1, 2016. In the fourth quarter of 2016, Wells Fargo implemented a new incentive compensation plan for retail branch employees; a larger percentage

[21]	Russ Anderson was terminated for cause in connection with the Committee’s investigation on February 21, 2017.

of compensation is now “base pay,” and incentives are focused on customer experience, with metrics designed to emphasize customer service, retention and long-term relationship building.

Senior Management

A.	John Stumpf

John Stumpf, Wells Fargo’s previous Chief Executive Officer and Chairman, joined Norwest in 1982; Norwest merged with Wells Fargo in 1998. Stumpf held various positions at Norwest prior to the merger, primarily focused on credit and acquisitions. At the time of the merger, Stumpf was based in Texas and managed all bank branches in the state. Stumpf served as the head of the southwest and western regional banking groups from 1998 to 2002; he moved to San Francisco when he was promoted to Executive Vice President of Community Banking in 2002. Stumpf became Wells Fargo’s Chief Operating Officer in 2005 and served in that role until he became CEO in June 2007. As CEO, Stumpf oversaw Wells Fargo’s four main business groups: the Community Bank, Consumer Lending, Wealth & Investment Management and Wholesale Banking. Stumpf joined the Board of Directors in 2006 and became Chairman of the Board in January 2010. Stumpf resigned in October of 2016, at which point Tim Sloan was elevated to CEO.

A product of Norwest, where the head of a region was the “king” or “queen” of his or her territory, Stumpf was a supporter of decentralized management during much of his time as CEO of Wells Fargo. As did others, Stumpf believed decentralization better managed risk by spreading decision-making and produced better business decisions because they were made “closer to the customer.” Over time, however, he recognized that increased cross-business collaboration was better for the customer and Wells Fargo. He later came to support increased centralization and authority for risk and control systems as well, but that only occurred after the sales practice issues had emerged.

Stumpf was ultimately responsible for enterprise risk management at Wells Fargo, but was not perceived within Wells Fargo as someone who wanted to hear bad news or deal with conflict. In accordance with the decentralized model, a deferential culture existed whereby there was limited encouragement for the management of different businesses to challenge each other or comment on significant issues in the other lines of business. Under Stumpf, weekly Operating Committee meetings generally did not serve as a forum for discussion, engagement or challenge among its members.

Much like his predecessor, Richard Kovacevich, Stumpf was also a proponent of cross-sell and product sales. Kovacevich had initiated the “GR-8” program to pursue cross-sell at Norwest and brought that focus to Wells Fargo, which had not measured cross-sell in a programmatic way before the Norwest merger. Wells Fargo’s sales-oriented culture was transferred to former Wachovia branches and retail bank operations following the merger with Wachovia.

Stumpf received reports on cross-sell success and spoke frequently on its importance. Referring to efforts to cross-sell in an email to Tolstedt and another executive vice president, he stated that Wells Fargo “fight[s] like cats and dogs for those numbers!”

Stumpf was aware that Wells Fargo’s focus on cross-sell, combined with aggressive sales goals and associated incentive compensation plans, could encourage employee “gaming” and sales practice issues. In June 2015, an email between Stumpf and one of his line of business heads discussed the potential of purely quantitative incentive plans based on sales numbers to influence people “to make bad decisions, i.e. cheat” and, in the summer of 2015, Stumpf challenged Tolstedt to try to manage the Community Bank without sales goals. However, Stumpf was not engaged in managing the balance between positive and negative incentives, and it was not until September 2016 that Wells Fargo decided to eliminate product sales goals for Community Bank employees. Indeed, one senior member of Tolstedt’s leadership team recalled discussions of eliminating sales goals in 2012, but thought that most believed that Stumpf would not have approved such a change due to his views of sales goals serving as an effective motivator. And even after sales practice issues came to the fore in 2013, evidence shows that Stumpf was concerned that bank employees not be under-motivated or unduly restricted in pursuing sales.

Stumpf was also aware of specific sales practice issues over the years. He was notified of the incident involving the branch in Colorado in 2002, described below at pages 73-74. Stumpf received numerous customer and employee complaints about sales practices and sales pressure, which he or his assistants referred to appropriate subordinates without further follow-up. According to Wells Fargo employees, concerns about sales practices and “gaming” were raised with Stumpf during the 2012-2014 timeframe.

Stumpf was informed by late 2013 that approximately 1,000 (or approximately 1% of) Community Bank employees were being terminated for sales integrity violations each year. Stumpf reacted positively to the 1% number; in his view, the fact that only 1% of Wells Fargo employees were terminated meant that 99% of employees were doing their jobs correctly. It does not appear that he initiated any follow-up investigation or inquiry into the issue in 2013 or 2014.

Even in 2015 and 2016, Stumpf did not appreciate the scope and severity of the problem. He continued to publicly support the appropriateness of Wells Fargo’s sales goals and to highlight that the vast majority of Wells Fargo employees “got it right.” An example is an email Stumpf wrote to Sloan on May 17, 2015, after the filing of the Los Angeles City Attorney lawsuit:

I have worked over the weekend with Carrie on the LA issue — I really feel for Carrie and her team. We do such a good job in this area. I will fight this one to the finish. Do you know only around 1% of our people lose their jobs [for] gaming the system, and about 2/3 of those are for gaming the monitoring of the system, i.e. changing phone numbers, etc. Nothing could be further from the truth on forcing products on customers. In any case, right will win and we are right. Did some do things wrong — you bet and that is called life. This is not systemic.

In his interview, Stumpf could not recall whether in this email he was referring to 1% of employees working across the regional bank or whether the 1% figure was limited to those working in the Los Angeles area. In retrospect, he acknowledged that 1% was too high in either case.

Tolstedt reported to Stumpf, and he supported her during her time as the head of Community Bank. He was aware of Tolstedt’s shortcomings as a leader but also viewed her as having significant strengths. Stumpf believed that the Community Bank’s positive customer service and team member satisfaction survey results and consistently strong financial performance reflected positively on Tolstedt’s leadership abilities. Stumpf understood that Tolstedt could be resistant to change and inflexible, but for a long time he considered that to be advantageous from a risk perspective; he believed her conservative decision-making was less likely to result in hasty decisions that could expose Wells Fargo to harm.

Many have noted that Stumpf was hesitant to criticize Tolstedt and, ultimately, hesitant to terminate her, even after the lead independent director and the Chair of the Risk Committee suggested that he do so in December 2015. For example, according to one director, Stumpf advised the Board of problems with Tolstedt’s leadership style, including that she was controlling, but also praised her as the “best banker in America.” Eventually, Tim Sloan, upon assuming the role of Chief Operating Officer, was assigned responsibility for making the decision on whether to retain Tolstedt as head of the Community Bank.

Stumpf was accepting of Tolstedt’s flaws in part because of her other strengths and her ability to drive results, including cross-sell. For example, in her 2009 performance review,

Stumpf wrote that Tolstedt “knows the business cold – nothing gets by her” and that a management structure she had devised was a “stroke of genius.” In 2013, Stumpf attributed the Community Bank’s success, including in achieving “record cross-sell,” to Tolstedt’s leadership. He also pushed Tolstedt to work to increase cross-sell when strong growth proved more elusive. Many observers expressed their belief that Tolstedt operated the Community Bank in the way she did because she thought Stumpf would approve. This is also supported by contemporaneous emails, particularly with respect to the setting of aspirational sales goals and focus on improving cross-sell.

B.	Tim Sloan

Tim Sloan joined Wells Fargo in 1987 and has held various leadership roles over the course of his Wells Fargo career, including CAO (September 2010 to February 2011), CFO (2011 to 2014), Head of Wholesale Banking (2014 to 2015) and COO (2015 to October 2016). He was chosen to take over the CEO position upon Stumpf’s retirement in October 2016. Sloan’s knowledge of sales practice issues was limited prior to 2014, but increased after the publication of the Los Angeles Times article on sales practice issues at Wells Fargo in December 2013.

While Sloan had some awareness of sales practice issues within the Community Bank prior to the publication of the Los Angeles Times articles, including from sporadic internal discussions with colleagues and anonymous complaint emails, he was not aware of the magnitude of the issues or of their potential to cause customer harm. The decentralized, “run it like you own it” structure and ethos within Wells Fargo limited the amount of negative information Sloan received regarding the Community Bank and the opportunities Sloan had to engage on Community Bank issues.

Sloan was also aware of Tolstedt’s management issues, including her resistance to providing or receiving negative information. He understood that Tolstedt was a controlling manager and was not always a good partner when working with other parts of the business. He knew that Tolstedt did not like to have any critical discussion of her management of the Community Bank, and could be resistant to advice to change or adapt, and was aware that this resistance also attached to discussions of sales practice issues. Sloan had observed that Tolstedt surrounded herself with supportive people who insulated her and told her what she wanted to hear.

In December 2013, Sloan told the Los Angeles Times, “I’m not aware of any overbearing sales culture.” After the publication of the Los Angeles Times article, Sloan became aware of Wells Fargo’s efforts to detect and address sales practice issues, including that a team had been assigned to investigate and that a larger sales practice review would then need to be done.

Sloan was also included on internal correspondence concerning the need to lower sales goals after 2013. In a May 2014 email, Tolstedt informed Sloan and other senior executives of adjustments to the sales plan and banker goals, noting that one of the purposes of lowering sales goals was that it “encourages the right behaviors.” In 2015, Sloan attended Risk Committee meetings in which sales practice violations were discussed, including a meeting where Tolstedt noted the high inherent risk associated with the Community Bank. This was when he and others within Wells Fargo first began to appreciate the potential for sales practices to cause financial harm, although he understood that the level of harm was small and the matter was being addressed.

Sloan has acknowledged that Wells Fargo should have been more focused on determining which customers were harmed and remediating it. In a company-wide address in October 2016,

he said that “[Wells Fargo] had product sales goals that sometimes resulted in behaviors and practices that did not serve our customers’ or our team members’ interests. And we were slow to see the harm they caused.” He added: “[D]espite our ongoing efforts to combat these unacceptable bad practices and bad behaviors, they persisted, because we either minimized the problem, or we failed to see the problem for what it really was – something bigger than we originally imagined.”

Beginning in November 2015, when Sloan became President and COO, he discussed with Tolstedt that she needed to be more open to change and to resolve the sales practice issues quickly. Sloan, Stumpf and members of the Board agreed that Tolstedt was likely not the right person to guide the Community Bank as it went forward — and members of the Board expressed more pointed and immediate concerns about Tolstedt — but Sloan felt that he needed to evaluate and work with her to help her change before reaching a final decision about her future at Wells Fargo.

In the spring of 2016, it became clear that Tolstedt was not changing her management practices sufficiently. During the April 2016 Board meeting, Sloan and the Board discussed replacing her as the head of the Community Bank. Subsequently, in the June 2016 Board meeting, Sloan reiterated his intention of replacing Tolstedt. In early July, Sloan informed Tolstedt that she would no longer serve as the head of the Community Bank. They ultimately agreed that she would retire.

Corporate Risk

A.	Corporate Risk and the ERMC

From the time of the 1998 merger with Norwest, Wells Fargo had a decentralized operational and management structure, with each of the lines of business operating independently. Management of Wells Fargo traditionally believed that an organization’s risk was borne within various lines of businesses and should be managed there. Risk management at Wells Fargo thus generally took place in the lines of business, with the business people and the group risk officers and their staffs as the “first line of defense.” Management believed that this decentralized approach was a superior method for managing risk and had helped make Wells Fargo successful, and in particular had helped Wells Fargo come through the 2008 financial crisis relatively unscathed.

Wells Fargo’s Corporate Risk function started to be built out in the mid-2000s. In or about 2005, an enterprise-level Operational Risk Management and Compliance group was formed and operated under the direction of Patricia Callahan until 2007. That group focused on AML/BSA compliance and compliance with consumer credit, home mortgage disclosure and other laws. Sales practices and sales integrity were not within its scope.

After Callahan’s departure on a leave of absence, Loughlin, who had been the Chief Credit Officer, had compliance added to his areas of responsibility in about 2007 and assumed the title Chief Risk Officer in 2010. The CRO did not have any line authority or directive power to enforce changes on the lines of business. He could, and did, try to exercise his influence to encourage the businesses to address risk issues and to air them more broadly within the bank. The CRO could also identify and escalate issues to the ERMC, the CEO and the Board.

The ERMC is the management committee through which significant risks were reported, evaluated and escalated to the Board by senior members of management. Its responsibilities included overseeing the management of reputational, strategic, financial, credit, legal, market and operational risks; serving as the primary management-level forum for the consideration and decision-making related to Wells Fargo’s “highest priority enterprise-wide risk issues”; and supporting and assisting the Risk Committee in carrying out its risk oversight responsibilities. The ERMC met approximately monthly and provided the Board quarterly assessments of the largest risks facing Wells Fargo. The membership of the ERMC changed over the years, but it has included, among others, representatives of the lines of business, the CRO, the General Counsel, the Chief Administrative Officer, the HR Director and the Chief Operational Risk Officer.

B.	Reporting by Group Risk Officers to Corporate Risk

The group risk officers, including Russ Anderson in the Community Bank, reported directly to the line of business heads and on a dotted-line basis to the then-Chief Operational Risk Officer (“CORO”). The group risk officers did so until the fall of 2013, when that dotted-line reporting relationship was transferred from the CORO to Chief Risk Officer Loughlin.

The CORO viewed her role as (i) creating and overseeing certain risk programs that the businesses had to adhere to and (ii) stepping in to assist at the line of business level if there was a serious breakdown that required remediation. She did not view sales practices or compensation issues as within her mandate, but as the responsibility of the lines of business and other control functions (the Law Department, HR, Audit and Investigations). She viewed sales gaming as a known problem that was well-managed, contained and small; she was aware that there were approximately 1,000 sales practice-related terminations a year in the Community Bank, but viewed that number as relatively low, stable and not alarming given the size of the Community Bank. Further, in her view, Tolstedt was risk-averse and jumped on issues right away. The CORO provided reports to the A&E Committee, but these reports did not escalate the sales practice issues in the Community Bank. She did not think that sales practices might be a significant problem until late 2013, shortly before she left Wells Fargo.

The CORO depended on risk officers in the lines of business to proactively address risk concerns and determine whether to elevate them to the enterprise level. She requested regular reporting from the group risk officers, but with limited success. There was tension and friction in the relationship between the CORO and Russ Anderson. The former found Russ Anderson frustrating to work with because of Russ Anderson’s focus on keeping control over the management of risk within the Community Bank. Although Russ Anderson resisted efforts to centralize control, she was not reluctant to raise problems when she determined that she needed assistance at the enterprise level. According to Loughlin, Russ Anderson’s transparency improved after the shift in the dotted line reporting from the CORO to the CRO in the fall of 2013, but was never satisfactory.

C.	Evolution of the Structure of the Risk Management at Wells Fargo

As described below, the Board established a Risk Committee in 2011, and thereafter worked on rationalizing its scope and functions. Along with efforts to enhance oversight of risk at the Board level, the CRO made significant efforts to revamp the risk function at Wells Fargo to provide for more effective oversight and control of risks. These efforts, however, were still in process at the time the sales practice issues became prominent in 2013 and were escalated to the Board in 2014.

At Loughlin’s recommendation, the Board authorized the engagement of McKinsey & Co. in early 2013 to analyze Wells Fargo’s risk function and organization and to make suggestions for its improvement. Recommendations from the McKinsey report were presented to the Board and reflected in part in an October 2013 memorandum to the Board describing the corporate risk program’s aspirations, strategy and three-year plan, and in Wells Fargo’s Risk

Management Framework adopted in July 2014. The enhancements of the risk organization required substantially increased levels of funding and staffing, which the Board approved. The McKinsey report and Wells Fargo’s risk management framework did not provide for centralization of the risk function. Instead, they included measures for, among other things, more effective and comprehensive oversight by Corporate Risk (the second line of defense) of risk in the lines of business (the first line of defense).

With regard to sales practices, Corporate Risk had started to plan for more formal oversight in late 2013, but these initiatives did not start to be implemented until 2015. Loughlin’s October 2013 memorandum on the corporate risk program included a plan for Corporate Risk to take a leading role in “driv[ing] a systematic and disciplined approach to operational excellence in processes across the bank, particularly those that impact customers.” Because “errors previously viewed as immaterial can have significant consequences, including increased risk of financial and reputational harm” and rising customer and regulatory expectations were especially evident in areas that touched consumers such as (among others) sales practices, “Wells Fargo will address these risks at the source through improving the customer experience and preventing errors, rather than remediating issues after-the-fact.” Wells Fargo’s July 2014 Risk Management Framework provided that the Corporate Enterprise Risk Group (led by one of Loughlin’s direct reports) was responsible for Corporate Risk’s oversight of sales practice risk, which was a subtype of “cross-functional” risk. However, no one from Corporate Risk was assigned responsibility as the “owner” of that area until 2015.

D.	Corporate Risk’s Response to Issues Concerning Sales Pressure and Improper Sales Practices

1.	2012

Loughlin recalled that he first became aware of terminations for improper sales practices in October 2013, when he was advised by Wells Fargo’s BSA Officer of terminations in the Los Angeles area. However, at least as early as 2012, Loughlin was concerned about excessive sales pressure in the Community Bank and the possibility that it could result in employee turnover and sales of products that customers did not understand or need.

Lisa Stevens raised with Loughlin issues concerning unrealistic sales goals and her frustration with Community Bank leadership. Loughlin asked the Community Bank to come to an ERMC meeting on September 11, 2012, to address those and related issues. Before the meeting, Loughlin sent Matthew Raphaelson questions that the Community Bank representatives should address at the ERMC meeting, including “whether the emphasis on cross-sell leads to increased turnover; how do we or the managers on the front line know that our cross sells (solutions) are high quality and in the customer’s benefit; whether emphasizing the number of solutions runs the risk of flogging product and irritating customers; whether we should emphasize revenue over the number of solutions; and how we pay people for cross-sell and how that compares to the practice of the competition.”

Raphaelson and another representative of the Community Bank made a written and oral presentation to the ERMC on September 11, 2012. Loughlin recalled he was very dissatisfied with the presentation, as were most of the other ERMC members. The presentation did not give the committee a better understanding of the controls on sales goals, and it was jargon-filled, lacking in metrics and dismissive of some of the questions posed. The written presentation did not refer to unauthorized accounts or customer consent issues, although it did list detective and preventative controls, including monitoring and others. Loughlin had also asked Russ Anderson to present at the ERMC in 2012, but in October 2012 decided that she need not appear.

On September 19, 2012, Loughlin attended Stevens’ West Coast presidents’ meeting and addressed the attendees. His planned outline for the discussion included topics similar to those Loughlin had raised with Raphaelson in connection with the ERMC meeting. In a discussion after the meeting, two managers spoke to Loughlin about high sales pressure. Loughlin was surprised by the allegation and suggested that the managers report those issues to Stevens, and then to Tolstedt if Stevens was not responsive.

After the West Coast meeting, Stevens got a call from Tolstedt, who told her not to talk to Loughlin anymore and that she needed to “toe the line.” Stevens told Loughlin about the call with Tolstedt, and Loughlin expressed to Stevens that Tolstedt’s direction was “ridiculous.” Loughlin had a similar conversation with Stevens in December 2015, during which Loughlin encouraged Stevens to approach Tolstedt directly, but also told her that the instruction from Tolstedt was “stupid” and that Stevens should feel free to continue to call him with problems.

In an apparent follow-up to the September 2012 ERMC meeting, Raphaelson sent Loughlin an email on October 5, 2012, on the subject of “sales goals.” Raphaelson said that setting sales goals was a “balancing act,” and that he “carr[ied] this Charlie Munger wisdom with me in my head,” namely that “‘Low goals do cause lower performance and high goals increase the percentage of cheating.’” Loughlin responded: “I wonder if the emphasis on individual unit sales produces low quality sales (not really in customers best interests, but sold because someone has to make their goals), and higher turnover than is necessary (due to pressure to make goals). I just wonder if a revenue based approach would be better. Every store, district, etc must increase revenue each year by x percent. Let them figure out how. Just thinking out loud.”

Loughlin raised the issue of employee turnover in the Community Bank with the Community Bank’s representative on the ERMC after the October 16, 2012 ERMC meeting. He also invited the Community Bank HR head to come to a future ERMC meeting to discuss, among other things, “trends in store turnover, the drivers of those trends, how we perform compared with peers / in different geographies” and how the risk was managed. As noted above, Tolstedt objected to the request, and Loughlin deferred the presentation.

2.	2013-2014

On June 5, 2013, the Community Bank HR head, Debra Paterson, presented to the ERMC on employee turnover, noting that it was approximately 42% in 2012 among branch and call center personnel, which made up 90% of the Community Bank’s employees. This rate was described as “slightly lower than turnover for similar types of roles in the retail industry.” Later in June 2013, Corporate Risk personnel contacted the Community Bank to discuss the possibility of another ERMC presentation by the Community Bank to address whether “there was a linkage between the high turnover and the quality of sales, thus, if we could improve upon the former it would potentially enhance the quality of sales.”

In the summer of 2013, Loughlin also encouraged Tolstedt to consult with European banks on conduct risk issues, including those related to sales practices, as U.K. banks in particular had been subject to regulatory scrutiny for sales practices. This resulted in an August 2013 trip to London and Stockholm by Tolstedt and others in the Community Bank.

Later, after the first Los Angeles Times article was published, Tolstedt criticized Loughlin when he or his team attempted to get information about sales practices in the Community Bank without directly involving Tolstedt. On October 9, 2013, Tolstedt emailed Loughlin as follows: “I would very much appreciate the team talking to me directly about any concerns on sales practices versus arriving at broad conclusions without all the information on trends, controls, and future controls. It continues to frustrate me greatly that I am left out of the conversation. I appreciate credible challenge but the team needs to be talking to people who have the facts and information.” Fourteen minutes later, she followed up with an email clarifying that she “appreciated the question,” but was just frustrated that she was not “involved in the discussion.” Loughlin responded, “I actually don’t know what you are referring to. I put in a call to Claudia [Russ Anderson] to see what I had done or my team had done. We’re all on the same team.”

Loughlin became more concerned about sales practices in October 2013. At that time, he was advised of the employee terminations resulting from the Los Angeles/Orange County investigation. He also read highly critical comments by Wells Fargo employees in an online petition relating to sales pressure and sales practices. This heightened concern led him to make the decision to escalate sales practices to the Board as a significant risk (which was done in early 2014, as discussed below). Also in the fall of 2013, at Stumpf’s urging, Loughlin began to meet quarterly with Tolstedt and Russ Anderson to try to reduce sales pressure in the Community Bank. In his 2013 self-review submitted to Stumpf, Loughlin stated: “Sales practices: we have been pushing Carrie for some time about concerns here. She has been receptive and has implemented some very good systems to track sales practices, but the recent LA Times article makes me think that while process improvements are good, we have issues in hiring, training, and management. I should have pushed harder.”

Loughlin caused sales practices to be included in the January 2014 Significant Enterprise Risks memorandum to the Board, and again in the February 2014 Noteworthy Risk Issues report. In addition, a February 18, 2014 memorandum from Loughlin and Hope Hardison (then the HR Director) was provided to the Board’s Human Resources Committee (“HRC”) referring to sales practices: “In addition, we also recommend monitoring in 2014 for sales integrity in Community

Banking, specifically ongoing monitoring and review of store level quality processes. This issue presents potential operational and reputational risk. Action plans are in progress including: heightened monitoring processes; communication of sales quality expectations; strengthening of control function review of incentive plans, goals, and performance management programs; and continued focused attention on consistent and high-touch communication strategies.”

Hernandez, Chair of the Risk Committee of the Board, had spoken to Loughlin about the sales practice issues since the December 2013 Los Angeles Times article and had instructed Loughlin to be among the people within Wells Fargo to focus on the issue. In part as a result of these discussions, Loughlin brought Community Bank representatives to speak about sales practices at the ERMC meeting on April 9, 2014. Claudia Russ Anderson and a member of Matthew Raphaelson’s team provided a written presentation and spoke at the meeting. Loughlin found the Community Bank’s written presentation unsatisfactory, as it did not address the current state of the problem or outline concrete steps to deal with it (as Loughlin’s deputies had asked them to do). At the ERMC meeting, Loughlin asked how many people in the Community Bank were terminated for sales practice violations, and was told approximately 1,000 in 2013. Loughlin was surprised and concerned by this number, and expressed his dissatisfaction about the presentation in the meeting.

At the Board Risk Committee’s request, Loughlin scheduled Tolstedt to appear at their April 2014 meeting to address sales practices, which ultimately did not happen when she was summoned for jury duty. The draft of Tolstedt’s written presentation was sent to Loughlin for his review, and he wrote back to Tolstedt and her team: “The risk committee will want to hear from Carrie her view on: does the pressure of cross sell goals cause bad behavior? That is what Rick [Hernandez] asked.”

At the April 29, 2014 Board meeting, Loughlin briefly reported on sales practice issues as part of his Chief Risk Officer report. At the August 4, 2014 Risk Committee meeting, in response to a director’s question on cross-sell risk issues, Loughlin and Stumpf discussed Wells Fargo’s focus on ensuring its cross-sell strategies were consistent with the development of long-term customer relationships.

Over the course of 2014, Loughlin developed a more positive view regarding the efforts of the Community Bank to address the sales practice problems. On December 9, 2014, Loughlin emailed the Chair of the Risk Committee about agenda items for upcoming Risk Committee meetings and, as to sales practices, said that Tolstedt had made very good changes in the Community Bank, that there was a “good story” on the subject and that he did not think the Risk Committee wanted to hear about good stories. (The Chair responded that the Risk Committee nonetheless wanted to hear about sales practices.) In late 2014 to early 2015, Loughlin participated in reviews of risk outcomes throughout Wells Fargo in order to determine risk-related compensation impacts for 2014. In the review of the sales practice issue in the Community Bank, Loughlin concluded that the Community Bank leaders had made significant progress during 2014 to remove pressure from the system, and that they planned to take additional steps in the future. Although he considered it a “close call,” he determined that no compensation impacts were warranted for 2014, and so advised the HRC in a February 16, 2015 memorandum from him and Hardison:

As a follow up to issues identified as part of 2013 compensation process for monitoring in 2014, we reviewed the progress against Sales Integrity issue in Community Banking, specifically store level quality processes. We believe appropriate actions were taken to address the issues during the performance year and no compensation adjustment is required for the 2014 cycle.

Consistent with that determination, in February 2015, the Noteworthy Risk Issues report to the Board downgraded the risks posed by sales practices from “High” to “Medium.”

Tolstedt made a written and oral presentation on sales practices to the Risk Committee on April 28, 2015. Shortly after the meeting, Risk Committee Chair Hernandez called Loughlin and Stumpf to tell them that Tolstedt’s presentation was highly unsatisfactory and did not address the issues that needed to be addressed. Prompted by this, Loughlin determined that Corporate Risk needed to become more actively involved in the oversight of sales practices and had one of his direct reports put together a team in Corporate Risk for that purpose.

Following the filing of the Los Angeles City Attorney lawsuit on May 4, 2015, Loughlin understood that Hernandez believed that someone outside the Community Bank needed to take the lead on the sales practice issues. On May 8, 2015, Hernandez sent an email to the Risk Committee, Stumpf and Loughlin about his discussions with Loughlin concerning the sales practice issues and the plan for the upcoming Risk Committee meeting on May 19, 2015. Hernandez told Loughlin that he sent the email to help put Loughlin in a position to take charge of the sales practice issue.

Loughlin was on vacation during the period in which the materials for the May 19 Risk Committee meeting were prepared and the meeting took place, as described more fully at pages 104-106 below. After the meeting, Stumpf called Loughlin and told him that the meeting had not gone well and that the presentation for the meeting was not well done. At this time, Loughlin determined that it was necessary to have an outside third-party conduct a comprehensive review of the sales practice issues, which was done in 2015.

Loughlin and Corporate Risk thereafter heightened their efforts to oversee and manage the sales practice issues throughout the rest of 2015 and into 2016. Corporate Risk’s efforts were hampered to some extent by the absence of a formal governance structure for exercising oversight. In late 2015, a Sales Practices Oversight (“SPO”) unit was established in Corporate

Risk; among other things, it provided challenge to the first line of defense in the Community Bank over key risk decisions and processes and coordinated with other second line oversight functions responsible for complaints management, corporate investigations, global ethics, human resources and employee relations. As of May 2016, the SPO unit, despite some progress, acknowledged that there was still “considerable work to do in order to build a fully functioning, integrated, and sustainable sales practices oversight program.”

E.	Recent Remedial Changes

The buildout of Corporate Risk is continuing and efforts to centralize the risk function have been accelerated. In 2016, 4,100 risk employees who previously reported to the lines of business were realigned and now report into Corporate Risk. In 2017, an additional 1,100 are scheduled to be similarly realigned. Thus, group risk officers in the lines of business, including the Community Bank, now report to the CRO, removing one of the key organizational impediments that limited Corporate Risk in addressing sales practice problems in the Community Bank.

The Law Department

The Law Department is divided into several divisions, each of which is headed by a deputy general counsel who reports to the General Counsel. Of these divisions, two had significant involvement with sales integrity issues — the Enterprise Services Division, primarily through its Employment Law Section, and the Litigation & Workout Division. The Law Department’s exposure to and involvement with sales integrity issues are discussed below across three time periods:

First, prior to the Los Angeles/Orange County investigation in mid-2013, when the Employment Law Section of the Enterprise Services Division encountered sales integrity issues as they worked with Human Resources personnel on terminations;

Second, between the Los Angeles Times’ publication of articles about the Los Angeles/Orange County investigation in October and December 2013 and the filing of the Los Angeles City Attorney lawsuit in May 2015, when Enterprise Services Division attorneys continued to provide legal advice in connection with sales integrity issues; and

Third, following the filing of the Los Angeles City Attorney lawsuit, when the Litigation & Workout Division of the Law Department attempted to assess and manage Well Fargo’s exposure, including by engaging PwC to quantify the scope of the issues in terms of customer harm and potential damages.

A.	Prior to the Los Angeles/Orange County Investigation in Mid-2013

Prior to mid-2013, lawyers in the Employment Law Section encountered sales integrity issues as they worked with the Community Bank’s Human Resources personnel on terminations. These lawyers were involved in an advisory capacity in investigations, decisions regarding terminations and discussions regarding the application of Wells Fargo’s fidelity bond’s proscription against “dishonest acts.”22

Employment Section lawyers were not brought into every internal investigation; when they were, their role primarily involved identifying and assessing litigation risk associated with the resulting terminations. Where employment-related litigation arose out of terminations, employment lawyers managed that litigation. Certain employment lawyers within the Employment Law Section also participated in cross-functional teams set up to address sales integrity issues, and, in that context, lawyers identified and conveyed concerns about “reputational risk” to the Section head.

Employment Section lawyers encountered sales misconduct and the termination of several employees at one time (discussed within the Law Department as “mass terminations”), dating back at least to 2002. In summer 2002, Internal Investigations determined that almost an entire branch in Colorado engaged in a form of “gaming” in connection with a promotional campaign in the second quarter of 2002. Although most within Wells Fargo recall this incident as involving improper teller referral credits, it also involved employees issuing debit cards without customer consent. Tellers involved in the gaming scheme reported that managers instructed them to input the referrals or supported the activity. Wells Fargo’s normal application of its fidelity bond required termination. Several employees involved in the incident, including managers, were terminated or resigned. Rather than terminate everyone else involved, which would have eliminated most of the branch’s tellers and personal bankers, Wells Fargo sought and

[22]	A fidelity bond is a form of insurance protection that covers policyholders for losses that they incur as a result of the fraudulent activity of specified individuals, specifically, in the case of a bank, the dishonest acts of employees. If an employee is known to have previously committed certain dishonest acts, that employee becomes unbondable, such that the bank is not protected against any future losses he or she causes. Because federal law requires that national banks maintain adequate fidelity coverage for all officers and employees, an employee who is unbondable must be terminated.

obtained an exception to the fidelity bond from its underwriter. Employment Law Section attorneys advised in connection with the incident.

Around the same time, Wells Fargo decided to reconvene a task force that had historically advised on interpretation of the fidelity bond. The goal of the reconvened task force was to “[d]evelop recommendations that will minimize sales integrity problems and clarify roles and processes when they do occur.” The task force included work streams on sales integrity training and reformation of the fidelity bond. Members of the Employment Section of the Law Department at both line and leadership levels participated in this work.

The task force decided to “better educate our team members about gaming … and then hold them strictly accountable.” Its work led to the roll out of a new sales integrity training program and a reaffirmed understanding that manipulation and dishonesty were inconsistent with Wells Fargo’s core values, and compromised Wells Fargo’s integrity as an institution entrusted with its customers’ assets.

Additional “mass terminations” for gaming of Wells Fargo’s incentive compensation system continued sporadically over the next ten years (in addition to individual terminations). Employment lawyers at all levels were either made aware of or were themselves involved in addressing these terminations. During this period, Wells Fargo’s employment lawyers generally focused on the litigation costs of sales integrity cases in the event of lawsuits by terminated employees. The costs of sales integrity cases, however, were generally small as a proportion of overall employment litigation costs. (In 2013, when the head of the Employment Section requested a report detailing this breakdown, all sales integrity cases over the previous year and a half had settled for less than a million dollars.)

Beginning around 2011, however, a recurrence of sales integrity events led employment lawyers to recognize sales pressure in the Community Bank environment as a root cause of gaming cases. Lawyers in the Employment Law Section and the Deputy General Counsel responsible for the Section also began to recognize the existence of significant reputational risk to Wells Fargo arising out of sales integrity issues, particularly mass gaming cases.

In 2011, Wells Fargo terminated 13 bankers and tellers in a branch in California for engaging in manipulation of teller referral credits, which brought sales integrity issues back to the fore. When questioned, the bankers and tellers charged management with being aware of, encouraging and benefitting from their conduct. The terminated employees wrote a letter to John Stumpf asserting that they had been unjustly terminated, and that the practice had not only been condoned by management in their branch, but was also happening across the Community Bank.

Following these terminations, Wells Fargo convened another task force in May 2011 to address sales integrity in the Community Bank. Three Employment Law Section attorneys participated. The group discussed issues such as “excessive terminations and the risks associated with them,” “mass terminations” and “reputational risk” and the effect that pressure, incentive compensation plan structure and employees’ desire to meet sales goals had on their behavior. Again in this context, members of the Law Department recognized reputational concerns.

Notwithstanding the growing awareness of the reputational risk associated with mass terminations, and the fact that many of these incidents involved unauthorized products or accounts, the perception persisted in the Law Department that sales integrity issues involved “gaming” the Community Bank’s incentive programs and not conduct affecting customers. That led them to underestimate the need to escalate and more directly manage sales integrity issues.23

[23]	As a member of Wells Fargo’s Ethics Committee and Team Member Misconduct Executive Committee (“TMMEC”), the General Counsel received reports in April 2012, October 2012, February 2013 and August 2013

B.	From Publication of Los Angeles Times Articles in October and December 2013 to Filing of Los Angeles City Attorney Lawsuit in May 2015

From the publication in the Los Angeles Times of articles about the Los Angeles/Orange County investigation in October and December of 2013 until the filing of the Los Angeles City Attorney lawsuit in May 2015, Law Department attorneys provided legal advice in connection with two sales integrity projects. While sales practices were conveyed to the Risk Committee and the Board in 2014 as a “noteworthy risk,” the information, discussion and advice that accompanied that risk did not highlight or identify the potential consequences of the misconduct that were distinctly legal in nature — e.g., a cascade of civil litigation, regulatory action from a host of federal and state agencies and the resulting serious harm to Wells Fargo’s reputation.

In September 2013, SSCOT and Internal Investigations launched an investigation into the Los Angeles/Orange County regional bank as a result of sales quality reports that identified unusual funding and phone number change activity. At the time, simulated funding was considered to be a new and different form of gaming behavior.

Although some line-level employment lawyers provided advice and guidance in the course of the investigation, its significance was not escalated, and senior employment attorneys only learned details of the investigation after the media began to inquire about the terminations. At that point, in early October 2013, the then-head of the Enterprise Services Division and the head of the Employment Law Section became concerned at this lack of escalation by the line-level attorneys.

At the end of October, the Head of Enterprise Services briefed General Counsel James Strother and later CRO Loughlin about the investigation. The Law Department did not further about high or increasing numbers of sales integrity complaints and cases. The August 2013 report was the first to delineate the specific types of conduct that fell under the category of “sales integrity” issues.

escalate the existence or details of the investigation to the Board or any Board Committees at that time.

Over the following 18 months, attorneys in the Law Department participated actively in two main work streams designed to address sales integrity issues: the “Evolving Model” initiative, referenced at page 44, and the Core Team. The Core Team was created in the wake of the Los Angeles/Orange County investigation to ensure consistency in the implementation of terminations following the first phase of that investigation.

C.	Following Commencement of the Los Angeles City Attorney Lawsuit

On May 4, 2015, the Los Angeles City Attorney filed a lawsuit against Wells Fargo alleging that Wells Fargo set unrealistic sales goals, which pressured employees to resort to abusive and fraudulent tactics to meet their targets, and that Wells Fargo profited through fees levied on customers. Regulatory inquiries followed; the Law Department moved directly into litigation-management mode. Strother chose the head of the Law Department’s General Litigation Section, who had joined Wells Fargo three months earlier, to manage the litigation (in conjunction with outside counsel). The Law Department and the Community Bank also received a request from the Chair of the Risk Committee to brief the committee about the lawsuit at the committee’s next meeting on May 19, 2015. The preparation of materials and the outcome of that request are discussed in detail at pages 104-106 below.

The lawsuit’s allegations led the Law Department attorneys and others within Wells Fargo to consider whether employees’ “gaming” behavior carried with it the potential of customer harm. Consequently, the Community Bank and the Law Department collectively began to work with the Community Bank’s deposits team to better understand that issue. When it became clear that a full understanding of the scope of possible harm would require data analysis, the Law Department engaged PwC to assist it.

Nevertheless, there continued to be a lack of recognition within the Law Department (as in other parts of Wells Fargo) about the significance of the number of sales integrity terminations, and the potential reputational consequences associated with that number, as late as the settlement of the Los Angeles City Attorney lawsuit and regulatory consent decrees in September 2016. The Law Department’s focus was principally on quantifiable monetary costs — damages, fines, penalties, restitution. Confident those costs would be relatively modest, the Law Department did not appreciate that sales integrity issues reflected a systemic breakdown in Wells Fargo’s culture and values and an ongoing failure to correct the widespread breaches of trust in the misuse of customers’ personal data and financial information.

Human Resources/Chief Administrative Officer

A.	Decentralization of the Human Resources Function at Wells Fargo

As with Risk, the HR function at Wells Fargo was decentralized, with most HR responsibilities and functions embedded in the lines of business. The HR heads in the lines of business reported to the business heads rather than to the Corporate HR Director. As a result of Wells Fargo’s historical emphasis on decentralization, and the resulting autonomy of the Community Bank in its HR-related activities, Corporate HR had limited authority and influence over, and limited visibility into, the Community Bank. The Community Bank was not accustomed to involving Corporate HR in its discussions and decisions and was generally protective and defensive in keeping control of HR-related activities within the line of business.

Almost all of the sales integrity cases and issues touched some facet of the HR function in some way, including with respect to employee terminations, hiring, training, coaching, discipline, incentive compensation, performance management, turnover, morale, work environment, claims and litigation. Despite this, while HR collectively had a great deal of information recorded in its systems, there was no coordinated effort by HR, in the Community Bank or at the enterprise level, to track or size the sales practice issues or to report on them.

B.	Community Bank HR

The problem with sales practices in the Community Bank persisted over several years despite efforts by the Community Bank and its embedded HR function to improve training and detection of misconduct. While recognizing many of the serious issues posed by sales pressure and improper sales practices, the HR function in the Community Bank was either unable or unwilling to effectively challenge Community Bank leadership on the sales model that resulted in the sales practice issues, and did not effectively escalate the issues outside the Community Bank.

Starting in at least 2002, Community Bank HR participated in efforts to stem sales practice issues. At Tolstedt’s direction, a task force was established in 2002 to address the increasing focus on sales integrity issues in regional banking and to develop recommendations that would minimize them, to identify processes to handle issues when they arose and to clarify roles in the process. The task force created training materials for managers and employees, including materials relating to “Rules of the Road” for everyday sales scenarios, Code of Ethics and bond requirements, appropriate and inappropriate sales activity, consequences of gaming and methods to ask questions or report issues.

Debra Paterson was the head of HR in the Community Bank from April 2009 to September 2014. While she recognized negative effects of the sales pressure and improper sales practice issues and made efforts to address them, she was either unwilling or unable to effectively challenge Tolstedt with respect to the sales model that resulted in the problems.24

In 2011, Paterson initiated a sales integrity project to study and offer recommendations concerning sales integrity issues in the Community Bank. At that time, Paterson and Tolstedt were concerned about the number of terminations associated with sales integrity violations and wanted to lower turnover in the Community Bank. The project leader was the head of Employee Relations (“ER”) in Community Bank HR, and the project team included representatives from Community Bank HR, Corporate ER, Internal Investigations, Community Bank Sales and Service Development, Compliance and the Law Department. The team’s objectives included identifying the key drivers of inappropriate sales behavior, identifying tools to manage the risk

[24]	Paterson, like Tolstedt, declined to be interviewed, and her interactions with Tolstedt on this subject have not been confirmed.

more proactively, and determining any recommended changes to the Community Bank’s programs, including incentive compensation.

The work of the project team effectively concluded on the delivery of the team’s findings and recommendations to Tolstedt’s leadership team in 2012. The project team reported, among other things, that the rating system for employees used by branch and district managers was driving inappropriate sales behavior by creating sales pressure and fear among employees about losing their jobs. Specifically, some branch and district managers inappropriately considered only sales in determining employees’ overall performance rating. With respect to incentive compensation, the project team leader orally conveyed the following recommendations: (i) stop raising sales goals; (ii) do away with teller referral goals; and (iii) consider modifying the incentive plan. The Community Bank did not drop teller referral goals, and, while it lowered overall sales goals slightly for 2013, it did not revise the sales goals embedded in the eligibility thresholds for incentive compensation until 2014 (and then only slightly). Ultimately, the most substantial contributions of the project team related to the implementation of enhanced training (such as the “Ethically Speaking” training modules) and proactive monitoring tools (such as the Quality of Sales Report Card).

In late 2013, after the first Los Angeles Times article, Paterson was part of a working team assembled to evaluate the causes of the sales practice issues, and potential remedial measures, including incentive compensation. This team was led by Matthew Raphaelson, who drove and directed its work, with limited input from outside the Community Bank. Ultimately, the changes to the incentive compensation plans implemented as a result of this process were small and incremental. Corporate HR and others were frustrated with Paterson’s lack of initiative and authority over the project.25

Tracy Kidd succeeded Paterson as head of Community Bank HR upon Paterson’s retirement in September 2014. She also reported to Carrie Tolstedt, with a dotted line reporting relationship to Hardison. Kidd believed that the Community Bank was proceeding appropriately to address the sales practice issues in 2014 to 2016.

C.	Corporate HR/Chief Administrative Officer

Hope Hardison joined Wells Fargo in 1993 and became the Corporate HR Director in 2010. As HR Director, Hardison reported to Patricia Callahan until spring 2014, when she became a member of the Operating Committee and began to report directly to John Stumpf. Hardison became Chief Administrative Officer (“CAO”) in September 2015, after Callahan’s retirement.

Hardison was aware of sales practice issues throughout her tenure as HR Director, but until the Los Angeles/Orange County investigation in late 2013 she did not understand them to be pervasive; she generally understood them to involve the “gaming” of the incentive compensation system. Hardison was a member of the Ethics Committee and the Team Member Misconduct Executive Committee (“TMMEC”), which received reports from Michael Bacon (head of Corporate Security, which included Internal Investigations) on various forms of misconduct by employees, including sales integrity violations. The Ethics Committee reports generally noted increases in sales integrity violations, which Bacon at times characterized as a

[25]

While all incentive compensation plans were required to comply with the Wells Fargo’s Incentive Compensation Risk Management (“ICRM”) policy adopted in 2011, the design and review of the Community Bank’s incentive compensation plans was the primary responsibility of the Community Bank, with limited involvement by Corporate HR and Corporate Risk. Nonetheless, Corporate HR was the “owner” of the ICRM program, and the HR Director was the chair of the Incentive Compensation Steering Committee (composed of members of the ERMC), which retained authority over all incentive compensation plans.

matter for concern. In 2013, reports to the TMMEC included the number of sales integrity allegations and cases. From 2012 to September 2014, Bacon was Hardison’s direct report, and in that capacity provided her with reports relating to sales integrity violations and other types of team member misconduct, including ad hoc reports on specific cases. In February 2013, Bacon sent Hardison a report he had provided to the Community Bank, which included a table showing, with respect to sales integrity violations, the number of allegations, cases worked, employees cleared, confirmed fraud or policy violations and related terminations and resignations (935 in 2011 and 1,142 in 2012), broken down by case subtype, including, among others, customer consent, false entries and referrals. Hardison did not recall reviewing this report in detail or having understood at that time the scope and nature of the sales integrity violations.

Callahan had various roles over her long career at Wells Fargo, including HR director (1993-1997, 1998-2005), head of operational risk and compliance (2005-2007), head of the corporate responsibility group (2008), head of the integration efforts with Wachovia (2008-2011) and CAO (2011-2015). She retired effective September 1, 2015. Callahan had substantial influence at Wells Fargo, in part because of her work with people in many groups within Wells Fargo. Stumpf characterized her as a confidante and trusted adviser. Callahan also worked extensively with the Board, including, at various times, as the primary contact in management for the HRC and the Corporate Responsibility Committee. She had additional Board-related responsibilities, including the recruitment and onboarding of new directors.

Callahan had been aware of sales practice issues in the Community Bank going back to 2002, when she was involved in dealing with the misconduct at the branch in Colorado (described above at pages 73-74). According to Callahan, when she later heard or received reports concerning gaming in the Community Bank (including reports she received as a TMMEC member), she generally viewed them in light of that earlier experience, which she recalled as young employees involved in “gaming” the incentive compensation system, with no customer impact. Callahan was aware that in any given year Wells Fargo would terminate about 1,000 people for sales practice violations. She did not view this number as a “disaster” in light of the size of Community Bank’s operations and the fact that the number included improper referrals and other relatively minor violations.

In late 2013, after the first Los Angeles Times article and during the Los Angeles/Orange County investigation, Callahan and Hardison urged the involvement of enterprise-level representatives in the Community Bank’s efforts to address the sales practice problems. Callahan became involved with efforts at the corporate level (including media relations, which was within her purview as CAO) and in the Community Bank to address the sales practice issues, both from a reputational perspective and to address the underlying issue itself. In an email exchange on November 8-9, 2013, with Tim Sloan (then CFO), Callahan confirmed that she was working with Tolstedt on the sales practice review. She noted, “We are trying to limit the damage of further terms [terminations] in the short term hoping the LA Times story doesn’t become national.” She added that “then the larger sales practice review needs to be done, although Carrie is already trying to find ways to reduce pressure – goals, referrals, etc.”

Hardison and Callahan were very concerned about the number of people being fired by the Community Bank. Hardison in particular was concerned that the Community Bank was blindly firing people and not looking for a root cause of the problem, while Callahan was also concerned about the reputational risks arising from the firings. As a result of this concern, the Community Bank “paused” its proactive monitoring for sales integrity violations in late 2013 into early 2014 to try to evaluate the root cause of the sales practice issues. Ultimately, however, Hardison believed that this effort did not get to the fundamental cause of the problem.

In late 2013, Callahan and Hardison also asked a senior Corporate HR person and a senior employment lawyer to work with the Community Bank in analyzing the causes of the sales practice issue and recommending measures to address those causes. Matthew Raphaelson led this effort, and Hardison was advised by the Corporate HR representative that the Community Bank was reluctant to provide information and resistant to significant change. The enterprise-level representatives involved in this effort do not appear to have had a significant impact on the actions taken by the Community Bank in late 2013 to early 2014.

On April 9, 2014, Hardison attended a meeting of the ERMC where she was advised of approximately 1,000 terminations for sales integrity violations in the Community Bank in 2013. Hardison had a strong negative reaction (which she expressed at the meeting) about the number. Hardison was also vocal in expressing her dissatisfaction with the efforts made by the Community Bank to understand and fix the problems, noting that it appeared that they had not really done anything. After the ERMC meeting, Tolstedt called Hardison to chastise her for her behavior and for “bullying” Tolstedt’s people at the meeting. Hardison spoke to several people after the meeting to try to push the Community Bank to address sales practices more quickly.

Callahan was involved in the process of reviewing the Community Bank’s efforts and proposed actions with respect to sales practices in 2014 and early 2015. She met with Raphaelson about the Community Bank’s proposed actions, and spoke with Tolstedt as well. Callahan had known Tolstedt for many years and had an informed understanding of Tolstedt’s strengths and weaknesses as a manager and leader of the Community Bank. In Callahan’s view, while Tolstedt was capable of managing and organizing the huge enterprise that was the

Community Bank and structuring programs that could get the Community Bank to move in the direction she wanted it to move, she was also obsessed with control and extremely cautious and slow in making decisions and implementing changes. In 2014 and early 2015, Callahan’s sense was that the Community Bank was not doing enough fast enough to address the sales practice issues, but she did not push the pace of its efforts.

Callahan did not raise sales practice issues with the Board, the HRC or the Corporate Responsibility Committee. Hardison first raised sales practices in February 2014 to the HRC as a subject for risk-related monitoring for compensation impacts for management employees in the Community Bank (as discussed above at pages 67-68).

In late 2014 and early 2015, Corporate HR participated with Corporate Risk in risk assessments throughout Wells Fargo to determine any recommended adjustments to 2014 compensation for risk issues. In Hardison’s view, these determinations were primarily the responsibility of Corporate Risk, although she also signed off on them. Although Hardison believed in early 2014 that the Community Bank was not doing enough with respect to the sales practice issues, by the end of 2014, the prevailing view at Wells Fargo, with which she agreed, was that the Community Bank had been putting in a lot of effort and was making progress. Accordingly, as discussed above at page 69, she and Loughlin recommended that no adjustments be made to 2014 compensation for sales integrity issues.

In late 2015 and early 2016, Hardison and Loughlin conducted another review of risk issues to determine compensation adjustments for management employees below the Operating Committee level. In February 2016, they reported to the HRC that they recommended that such adjustments be made based on sales integrity issues in the Community Bank. These compensation adjustments ranged from 1% to 3% of the total incentive compensation for the affected individuals.

D.	Recent Remedial Changes

The efforts to centralize HR functions, which began in earnest in 2015, have been accelerated along with the associated authority and responsibility to manage risk and cultural change throughout the company. Since 2016, the HR leads in the lines of business have reported directly to Corporate HR. In addition to improving visibility into the lines of business and enhancing oversight generally, centralizing these reporting lines is intended to strengthen the independent oversight of the incentive compensation programs within the lines of business, as well as the management of talent development and leadership training.

In addition to these structural changes, the HR function has taken specific action in response to the sales practice issues. It organized a program to re-hire former employees who left Wells Fargo, including because of sales pressure. It is also actively reassessing and considering new methods for determining and measuring employee engagement and satisfaction, as the positive “top-line” metrics reported in employee surveys in the past contributed to Wells Fargo’s failure to understand the scope and nature of the sales practice issues and their impact on employees.26

[26]	Based on a limited review completed to date, Shearman & Sterling has not identified a pattern of retaliation against Community Bank employees who complained about sales pressure or practices. The review, which is ongoing, thus far has consisted of the following five steps. First, Wells Fargo’s outside counsel provided a spreadsheet listing 115 potential whistleblower cases identified by Wells Fargo’s HR legal team for the period 2011-16 (this included many different types of claims, e.g., sexual harassment). From that spreadsheet, ten case files (including legal documents, employee files, HR records, ICE records and case-related correspondence) from the period 2011-2013 were identified for review because the spreadsheet description suggested those cases could be related to sales practice misconduct. The review of those ten files did not reveal any documentary evidence suggesting purposeful retaliation in those cases. Second, based on a review of these ten case files, media reports, the Shearman & Sterling document repository and a list provided by Wells Fargo’s legal department of publicly-disclosed whistleblowers, counsel identified 11 former Wells Fargo employees to interview (only three of whom agreed to speak). Counsel also reviewed documents relevant to those 11 individuals located in Shearman & Sterling’s document repository. This inquiry did not identify evidence of retaliation. Third, Shearman & Sterling analyzed whistleblower and EthicsLine reports made to the A&E Committee going back to 2011, and identified nine

Internal Investigations

Internal Investigations is a group within Wells Fargo that investigated allegations of employee misconduct and made determinations if misconduct was proved. Internal Investigations also made the determinations about whether to file a suspicious activity report (“SAR”) in particular cases. It made recommendations concerning terminations, but not the final decisions. Internal Investigations appears to have operated independently of the lines of business. Investigators do not appear to have felt pressure to forgo investigating sales integrity violations or to have believed that their determinations could be overruled by the lines of business or other control functions within Wells Fargo.

Internal Investigations reported in to Audit until 2012, when a new Chief Auditor was appointed. From 2012 until September 2014, Internal Investigations reported in to Corporate HR, and from September 2014 forward it was part of the Corporate Risk organization. Michael Bacon led Internal Investigations until September 2014, when he left Wells Fargo following an internal reorganization that eliminated his position as head of Corporate Security.

Internal Investigations first noticed an increase in sales integrity cases in 2002. Representatives of Internal Investigations participated in the 2002 sales integrity task force led incident descriptions as potentially implicating sales practice-related retaliation. Two of those incidents related to employees whose files were reviewed as part of the review described in the first step, above, and review of the other seven files has not been completed as of the date of this Report. Fourth, Wells Fargo’s outside employment counsel reviewed files (including ICE records, EthicsLine data, HR data and media reports) relating to 885 employees, consisting of employees who (i) called Wells Fargo’s EthicsLine between January 1, 2011 and October 5, 2016, identified themselves on the calls and were subject to a corrective action within 12 months of their call or (ii) during the month following the September 8, 2016 settlement announcement, claimed in media reports that Wells Fargo had retaliated against them for reporting sales misconduct or sales practices concerns. Shearman & Sterling is in the process of independently reviewing the following two sets of files reviewed by Wells Fargo’s outside employment counsel, in each case as supplemented by a search for relevant documents in its own document repository: (i) eight files identified by Wells Fargo’s employment counsel as raising “concerns,” and (ii) ten additional files of employees who were also among the 5,367 terminations referenced in the September 2016 settlements. Fifth, whistleblowers have been identified in the derivative complaints relating to sales practices filed by Wells Fargo shareholders. Shearman & Sterling determined that one of those did not involve a sales practice-related matter, and has reviewed the files related to two other publicly-identified whistleblowers as part of the review described in the first step above. Counsel is still in the process of reviewing the files relating to an additional four individuals.

by the Community Bank (discussed above at pages 31, 74, 80). In 2004, Internal Investigations was involved in the work of a sales integrity investigations task force, which also included representatives of Community Bank HR, Community Bank management and the Law Department. It addressed and implemented, among other things, additional measures for training and the screening and investigation of allegations of gaming.

In the course of the work of the task force, a manager in Internal Investigations prepared a report in August 2004 on “Gaming,” regarding sales integrity violations and what Internal Investigations had learned about the subject. The report contained information about the scope of the sales practice issues at that time and observations about its causes and impacts. According to the report, “it is the conclusion by Corporate Security Internal Investigations” that “whether real or perceived, team members on the current Corporate Sales Incentive Plan feel they cannot make sales goals without gaming the system. The incentive to cheat is based on the fear of losing their jobs for not meeting performance expectations.” The report warned of the reputational risks for Wells Fargo, specifically, “[i]f customers believe that Wells Fargo team members are not conducting business in an appropriate and ethical manner, it will result in loss of business and can lead to diminished reputation in the community.” In that regard, the report noted that Wells Fargo had been losing unemployment insurance cases involving sales integrity terminations, in which judges “made disparaging comments” about the sales incentive system. The report conveyed the experience of two peer banks that had significantly reduced their sales incentive employee terminations after revising their sales incentive programs, and recommended that Wells Fargo consider similarly reducing or eliminating sales goals for employees and removing the threat of employee termination if goals were not met.

This report was sent to, among others, the Chief Auditor, a senior in-house employment lawyer, Community Bank HR personnel, the head of sales & service development in the Community Bank and Michael Bacon. It was also discussed at a gaming offsite in October 2004. There is no evidence that the report and its recommendations were further escalated. In December 2004, the task force provided a memorandum to Carrie Tolstedt and Patricia Callahan on the work of the task force, but the content of the August 2004 report was not conveyed in that memorandum.

In later years, as discussed elsewhere in this Report (see pages 50, 82-83, 95-96), Bacon provided to members of management written reports that included data on sales integrity cases. Bacon’s written reports do not appear to have addressed the root causes of the sales integrity violations or to have made recommendations about how to stem them. Bacon told a colleague that he had repeatedly raised concerns about sales integrity issues to leadership and felt that the issues he raised were not being addressed.27

[27]	Bacon declined to be interviewed, so his oral reports to persons outside Internal Investigations on sales integrity violations could not be confirmed.

Audit

A.	Audits of Sales Practice-Related Issues and Incentive Compensation Plans

Between 2011 and 2016, Wells Fargo Audit Services (“Audit”) conducted periodic audits that touched on sales practice issues within the Community Bank. These audits generally found that processes and controls designed to detect, investigate and remediate sales practice violations were effective at mitigating sales practice-related risks. In addition to auditing these detective functions, Audit also reviewed the Community Bank’s compensation plans and found that their design did not promote unethical behavior. As a general matter, however, Audit did not attempt to determine the root causes of unethical sales practices.

In April 2011, Audit reviewed the Regional Bank’s “Sales, Service & Development” (“SS&D”) group, which is responsible for a variety of controls designed to monitor and mitigate potential unethical conduct, such as gaming behavior, by regional banking employees. Audit rated SS&D’s processes “Effective” (giving it 4 out of 5 on Audit’s then-applicable ratings scale). Audit did identify a “moderate” issue regarding controls to monitor debit card sales integrity; Audit had learned about potential sales practice issues around debit cards from Internal Investigations. As a general matter, Audit witnesses indicated that, while Audit would not regularly seek out issues like this one, it would consider those issues when they arose.

In December 2013, an audit of regional banking’s sales quality/sales integrity function once again rated the processes for detection of sales integrity violations “Effective.” At that time, the sales quality/sales integrity function, consisting of sales quality analyst and service polling analyst teams, researched allegations of inappropriate branch sales practices. In reviewing the sales quality/sales integrity function, Audit examined risk management, systems of controls and governance processes to determine whether the function was effectively receiving and responding to sales integrity allegations. While Audit did not review individual allegations or conduct interviews of bankers to determine the root causes of sales practice issues, Audit witnesses explained that they were comfortable with their “Effective” rating because sales integrity violations were identified, investigated and, when violations were confirmed, responsible employees were terminated. One witness also indicated that Audit was aware at the time of this December 2013 audit that proactive monitoring had prompted the simulated funding investigation in Los Angeles, which gave Audit comfort that the monitoring systems could appropriately detect problematic conduct.28

In lieu of conducting its own branch-level audits, Audit periodically audited the “Store Operations Control Review” group (“SOCR”), the Community Bank’s internal quality assurance team. SOCR rated every Wells Fargo branch location on an annual basis after observing team member behavior, conducting branch-level employee interviews and inspecting key account-related documentation, such as customer IDs and signature capture, which were collected in a centralized image-processing center on account opening. In 2010, Audit rated SOCR “Effective” (a 4 out of 5). It again rated SOCR “Effective” in 2012 (4 out of 5), but identified a “moderate” issue encompassing several items, including that ATM cards were not being timely destroyed, that there were errors in certain wire-related documents and that quality assurance work papers were not consistently or accurately completed. The audit noted, however, that “none of these unidentified errors . . . would have impacted the overall SOCR rating.” In 2013, Audit did validation work around the corrective action plan for these items, found the implementation of the plan inadequate and re-opened the issue. When Audit reviewed SOCR in 2014, it found that

[28]	In 2014, Audit reviewed the regional banking in-store customer complaint process with a focus on how written complaints were tracked and resolved. While Audit identified a concern regarding bankers on occasion failing to timely refer complaints to the “Resolution Team,” Audit concluded that complaints were handled appropriately once received by the Resolution Team and issued an “Effective” rating. Also in 2014, Audit reviewed the Risk Operations and Fraud Prevention Services customer and account servicing process, which, among other things, investigated and resolved customer disputes regarding debit cards and ATM transactions. While Audit identified a “moderate” issue regarding the group’s tracking system, Audit rated the group “Effective.”

the 2012 items had still not been fully remediated. Audit issued a “Needs Improvement” rating; thereafter, Audit discontinued its reliance on SOCR’s work and began conducting its own in-branch reviews.

In addition to auditing the above detective and operational processes, Audit also conducted incentive compensation-related audits at both the enterprise and regional bank levels. In particular, in addition to looking at processes around the compensation systems, these audits included testing to ensure that incentive compensation plans were not designed so that they incentivized employee misconduct. Most relevantly, in 2012, Audit conducted a regional bank compensation audit that reviewed, among other things, incentive compensation plans applicable to branch employees and lower level managers above the branch level. This review considered, among other things, the “mix of drivers” within the incentive plans and the plans’ potential impact on team member conduct. While Audit concluded that incentive compensation plans were largely sales driven, it determined that the plans were adequately balanced by customer service and sales quality-related components.29 Audit reached this conclusion primarily based on reviewing plan documents; it did not do field-work, such as banker interviews, to determine how the plans were in fact impacting employees. According to an Audit witness, it was felt to be the purview of the first and second lines of defense (business and Risk) to evaluate the operation of incentive compensation plan design in practice.

B.	Audits of “Culture”

In connection with its annual Enterprise Risk Management Assessments (“ERMA”), Audit rated risk and ethical culture in Wells Fargo at the enterprise level, and, beginning in 2013,

[29]	Between 2011 and 2015, Audit performed several additional audits that included in their scope Community Bank compensation plans for branch employees and management. As was true with respect to the 2012 audit, Audit generally found that the Community Bank’s incentive compensation plan controls were effective, that they aligned sales and performance objectives with the business’s risk appetite and that they adequately mitigated risks caused by financial incentives to engage in or overlook questionable sales behavior.

at the Community Bank and other lines-of-business level. Audit’s methodology for testing culture was less systematic than its approach to testing processes and controls: witnesses explained that culture is a “squishy” concept, difficult to quantify and test using the tools available to Audit. Audit rated culture in the Community Bank “Strong” in 2013, based on observations regarding the stature of risk management within the organization, audit results and various “key initiatives . . . focus[ed] on the customer.” In 2014, the Community Bank ERMA appears to have focused on risk culture in particular; in support of another “Strong” culture rating, Audit wrote that risk management had “appropriate stature within Community Banking” and was “actively involved in strategic planning.” Moreover, Audit found “strong and effective controls implemented across the business segments which demonstrate[d] the focus on risk management,” as well as evidence of a strong risk culture through Audit’s “monitoring of risk council committees and through ongoing participation in business meetings” in addition to “other committee meetings such as the CB Risk Management Committee, Deposit Loss Management Leadership Committee, Large Loss Review Team, and Business Direct Risk and Control meetings.”

The emerging sales practice issues were first reflected in Audit’s 2015 Community Bank culture assessment, issued in March 2016. Audit rated overall risk management — a component of the culture analysis — as “Needs Improvement” in recognition of enhancements needed to become “fully effective relative to heightened regulatory expectations.” One area specifically identified as needing enhancement was “Sales Practices” — particularly the need to implement actions to improve related governance and controls in order to address regulatory concerns. Audit nonetheless rated culture “Satisfactory,” observing that actions were underway to strengthen sales practices by fostering a culture where “only needs-based and value-add product and service solutions [would be] delivered to customers.” The 2015 culture assessment also based its “Satisfactory” rating on “observations of Tone at the Top, credible challenge, incentive compensation, performance management, and stature.”

C.	Additional Audit Awareness of Sales Practice Issues

In addition to its audit work, Audit had access to data from quarterly reporting and committee presentations that indicated an increasing number of Community Bank sales practice issues over time. Audit personnel participated in various internal committees in which sales integrity issues were discussed. Audit witnesses explained that these committees did not generate action items or determine governance and ethics policies; rather, they were intended to raise awareness of “macro trends” among senior management. Additionally, Audit personnel attended semi-annual regional bank leadership meetings, at which data regarding sales integrity allegations were discussed. Audit witnesses indicated that the information they received at the meetings helped the business identify emerging risks, but did not appear alarming. Audit also prepared quarterly reports to the A&E Committee that included high-level summaries of sales quality and team member fraud data.

Senior Audit personnel, among others, received a July 2012 email from Michael Bacon (the head of Corporate Security, who also presented at the regional meetings attended by Audit) referencing “a spike in egregious Sales Integrity matters” and “a concerning trend in the area of Sales Integrity – from the increase in EthicsLine reports, to the increase in executive complaint letters” and “increases in confirmed fraud.” Audit did not follow up on this communication, although one of the email’s Audit recipients said he assumed that Bacon was doing so, in part because the email stated that “Corporate Security Investigations continues to work on several Community Bank project teams to analyze root causes and implement additional controls that are focused on minimizing future occurrences and mitigating the risks associated with” issues around “fictitious sales referrals,” “customer consent concerns” and “false entry of customer identification information.”30

In general, Audit witnesses said that they had no reason to believe that the Community Bank’s detection and remediation processes relating to sales practice misconduct were inadequate. To the contrary, witnesses stated that the information they saw suggested that the controls in place — which were detective by nature — were functioning as intended. Audit witnesses also stated that the sales practice misconduct figures they received were not so pronounced as to suggest an urgent problem requiring modification of audit coverage. They further stated that their reaction to data suggesting an increase in sales integrity allegations generally would be to examine whether the monitoring functions responded appropriately, and Audit believed those functions were effective. Audit witnesses also said that, as the third line of defense, Audit’s job was to ensure that the control environment established by the first (business) and second (Risk) lines of defense was appropriate. Audit personnel indicated that their focus was on testing the operation of specific processes and the processes’ effectiveness at managing the risks they were designed to control, but that they did not generally investigate root causes of risks; according to the witnesses, that task rests with the business, which they said has greater familiarity with the risk environment, better access to operational data and both proximity to and responsibility for its employees’ actions.

[30]	The email from Bacon to Audit personnel and others forwarded an email from Claudia Russ Anderson, which questioned whether Bacon’s draft reporting to the A&E Committee made an increase in Suspicious Activity Reports “so much worse than it really is . . .” Bacon noted in his email that “Claudia is a fantastic business partner and I enjoy a great relationship with her, but she often challenges the Audit and CS A&E reporting verbiage. It is often a classic case of minimizing the negative information being submitted to executive management.” Audit personnel stated that they found Russ Anderson reasonable to work with, although she generally did not raise issues about emerging risks but only responded to those raised by Audit.

The Board of Directors

This section provides a detailed chronology describing the escalation of sales practice concerns to Wells Fargo’s Board of Directors and committees of the Board. Board materials were reviewed back to 2002, where available, with primary focus from January 1, 2009, when Wells Fargo’s and Wachovia’s merger became effective, through September 25, 2016. That period encompassed approximately 80 Board meetings, 80 meetings of the A&E Committee, a similar number of Human Resources Committee meetings, 31 Risk Committee meetings and three joint A&E and Risk meetings.

Reports to the Board regarding sales practice issues are framed by three time periods: prior to 2014; 2014 through May 2015; and May 2015 through September 25, 2016.

A.	Prior to 2014

Prior to 2014, sales practice or sales integrity issues were not flagged as noteworthy risks either to the Board of Directors as a whole or to any Board committee. The principal report on noteworthy risks provided to the Board of Directors, starting at least with the first quarter of 2010, was prepared by the Enterprise Risk Management Committee, which included the most senior executives in the Risk, Compliance, Legal and Finance organizations. The ERMC prepared quarterly written reports to the Board of Directors that identified the Top Enterprise Risks facing Wells Fargo, typically flagging 20-40 such risks. Prior to 2014, sales practice issues were not among the identified risks.

For example, the ERMC “Top Enterprise Risks” report to the Board in February 2013, covering year-end 2012, identified 17 “largest risks” and four “emerging risks.” Sales integrity issues were not included. Similarly, the ERMC report to the Board of Directors for the following quarter, in April, 2013, set forth four “consensus largest risks,” one “emerging risk” and an appendix listing 16 risks falling under the categories of Reputation Risk, Strategic Risk,

Financial Risk, Credit Risk, Legal Risk, Market Risk, Other Operational Risks and Other Emerging Risks. Sales integrity issues were not included as a noteworthy risk. The same held true for the other ERMC reports throughout 2013.

The Risk Committee31 oversees enterprise-wide risk and the Human Resources Committee oversees Wells Fargo’s incentive compensation risk management program and practices for senior executives and employees in a position to expose the company to material financial or reputational risk. Prior to 2014, the materials submitted to these committees did not raise sales integrity concerns.

Sales integrity issues were mentioned in materials prepared for the A&E Committee. The primary responsibility of a public company audit committee is to monitor and oversee the integrity of the company’s financial statements and financial reporting and to oversee the external and internal auditors. The A&E Committee reviews a number of risk issues, including operational risk, legal and regulatory compliance, financial crimes risk, information and security risk and technology risk.

Materials prepared for the A&E Committee prior to 2014 did not highlight sales practices as a noteworthy risk. Going back to at least 2002, however, committee materials referenced sales conduct or “gaming” issues. They arose in two sections of the quarterly A&E Committee package:

First, the BSA Officer issued a quarterly status report, usually dominated by discussion of Bank Secrecy Act (“BSA”), Anti Money Laundering (“AML”) and Office of Foreign Assets Control sanctions compliance activities. It also included sections describing Suspicious Activity Report (“SAR”) filings for both “External Fraud Investigations” and “Internal Fraud

[31]	The Risk Committee came into existence in 2011.

Investigations.” In all, there were 21 SAR categories as of 2009, all of which involved violation of law or possible violation of law. Five of the 21 dealt with employee misfeasance or malfeasance including Bribery/Gratuity, Defalcation/Embezzlement, Misuse of Power or Self-Dealing, Mysterious Disappearance and False Statement. “Sales integrity” SARs fell within the False Statement category. In 2012, the new SAR form was expanded to 75 categories; providing questionable or false documentation was one available choice. Some reports from the BSA Officer specifically referred to “sales integrity” SARs; others did not.

Second, Wells Fargo Audit & Security (renamed Wells Fargo Audit Services in 2012, both “WFAS”) also prepared a quarterly report of 50-150 pages covering multiple topics including issues most important to the enterprise (such as BSA/AML), emerging issues, integration activities between Wells Fargo and Wachovia, audit review and tracking, special audit projects, investigations and annual reporting requirements under federal statutes and regulations. The WFAS report referred to sales integrity in two contexts. First, Corporate Security conducted investigations of “team member misconduct involving a possible violation of law, code of ethics policy violation or information security policy violation.” This could include embezzlement, loan fraud, falsification of records and sales integrity. Second, EthicsLine reports and resulting investigations from anonymous reports of “possible violations of the Code of Ethics, violations of law, and suspicious activity” involving employees could also include sales practices. The WFAS reports referenced allegations and investigations concerning sales practices in most, but not all, quarters.

In the A&E Committee’s materials prior to 2014, sales integrity SARs and investigations were therefore categorized together with other internal matters, such as defalcation, embezzlement, Code of Ethics violations, falsification of records, business expense fraud and a teller’s forced balancing of his or her drawer, all matters that were viewed as having minimal, if any, customer impact.

Pre-2014 A&E Committee reports did not identify sales integrity as a noteworthy risk or as requiring special attention. As an example, beginning in 2013, the A&E Committee material began with “Highlights of Materials” for the relevant meeting. Sales conduct was never mentioned. Since 2005, most quarterly books included an Executive Overview section; with two exceptions, sales conduct did not make it into the Executive Overview. This lack of emphasis is not surprising because sales practice issues were not understood quantitatively to have a material impact on Wells Fargo’s financial statements, and violations were committed by sales personnel in the branches, not employees responsible for internal controls over financial reporting.

B.	2014 Through May 2015

Sales integrity issues received heightened Board reporting and attention in 2014 following publication of a December 21, 2013 Los Angeles Times article about improper sales-related conduct, principally in Los Angeles. Hernandez, the Risk Committee Chair, instructed Loughlin that Corporate Risk should be involved in addressing the sales practice issues and that the Risk Committee should be kept informed of the status and developments. Much of the oversight now shifted to the Risk Committee, with primary responsibility for enterprise-wide risk and comprising among its members the chairs of the other Board committees.

Sales practices and the cross-sell strategy were identified as a risk issue to the Risk Committee for the first time in February 2014.32 The ERMC circulated a report titled “Noteworthy Risk Issues.” Among 19 risks identified as noteworthy, sales practices was included as a “High” risk and a risk likely to increase over the next year. In a similar report to

[32]	“Risks associated with sales practices, [our] cross sell strategy and team member conduct” were also first identified as a “noteworthy” operational risk to the A&E Committee at its April 2014 meeting.

the Board dated January 22, 2014, and delivered to the Board at its February 2014 Board meeting, the ERMC also identified sales conduct as one of 10 significant risks, supplemented by an appendix of 11 additional risks. The report stated that management was specifically focused on “the risks associated with sales practices, our cross sell strategy, and team member conduct.” In February 2014, the HR Director and the Chief Risk Officer reported to the Human Resources Committee that, while they recommended monitoring for sales integrity in the Community Bank in 2014, action plans were in progress to address the issue, including heightened monitoring, and there was no need to adjust compensation for the 2013 cycle for sales integrity matters.

In an April 17, 2014 email exchange between Loughlin and Tolstedt regarding a draft of her presentation on sales practices scheduled for the April 2014 Risk Committee meeting, Loughlin advised that the Risk Committee wanted to hear from Tolstedt whether “the pressure of cross sell goals cause bad behavior.” Tolstedt’s presentation was removed from the agenda when she was summoned to jury duty. At the full Board meeting in April, Loughlin reported that sales practices had now become a current “focus” for Corporate Risk.

Sales practices were raised by the Risk Committee with senior management at the August 4, 2014 Risk Committee meeting. At that meeting, in response to a director’s question on cross-sell risk issues, Loughlin and Stumpf discussed Wells Fargo’s focus on ensuring its cross-sell strategies were consistent with the development of long-term customer relationships.

Overlapping in time, a broader project was underway since early 2013 to strengthen the Corporate Risk Group overall and oversight by the Risk Committee. In February 2013, McKinsey, an independent consulting firm, was engaged to evaluate Wells Fargo’s risk management practices. McKinsey prepared a 402-page report that proposed many changes to the risk organization, and identified the need to “manage comprehensively the risks associated with sales (including product design, suitability and cross-selling)” without further description of the actual problems. McKinsey’s report was presented to the Risk Committee, the Board and Wells Fargo’s regulators in the summer of 2013. In October 2013, Corporate Risk presented to the Board a three-year plan to implement changes proposed by McKinsey and Wells Fargo’s regulators. For 2014, the Board supported $60 million of additional funding for Corporate Risk to take on additional personnel, and the Risk Committee and Loughlin discussed whether forecasted Corporate Risk staffing levels were sufficient and compared favorably to peer institutions.

Throughout 2014, the quarterly “Noteworthy Risk Issues” submitted to the Risk Committee, two of which were also provided to the Board, continued to rank sales practices as a High and increasing risk, although it was not included in the Executive Summary covering the most important enterprise risks. The Board and Risk Committee thereafter received assurances from the Corporate Risk group, the Community Bank and Human Resources that sales practice issues were the subject of heightened attention, that the control environment was operating effectively and that the situation was improving.

Because of these improvements, in February 2015, the Noteworthy Risk Issues report reduced sales conduct from High to Medium risk, stating that management was “build[ing] out additional second line of defense oversight of Sales Practices.” Also in February 2015, Audit reported to the A&E Committee that in 2014 it had conducted audits of sales practices, sales conduct and cross-sell, which were rated effective with no reportable issues. And in February 2015, the Director of Human Resources and the Chief Risk Officer advised the Human Resources Committee that the Community Bank had taken appropriate actions to address sales integrity issues, and therefore, there was no need to adjust compensation for 2014 for sales integrity concerns.

In April 2015, Tolstedt presented to the Risk Committee on sales practices. She acknowledged the need to address sales integrity issues in the Community Bank but reported favorable changes to address those issues. Tolstedt discussed improvements in risk management practices by enhancing monitoring capabilities of the Sales and Service Conduct Oversight Team, strengthening ethics training in the Community Bank, modifying compensation structures and incentive plans to encourage good behavior, and bolstering controls through a Quality of Sales Report Card, which was said to provide management with “key indicators around quality of sales in the areas of customer signatures, activations, procedures and account funding.” She reported that the percent of branches achieving “Acceptable” ratings using the QSRC system increased to 93% in the first quarter of 2015 and that all Regional Banking Executives “performed well above Acceptable levels.” She also reported that EthicsLine sales quality allegations decreased by 10% in 2014. Tolstedt emphasized that a large organization could not be perfect, and that the sales practice problem was a result of improper action on the part of individual employees.

The Risk Committee members viewed Tolstedt’s presentation as too superficial and optimistic. After the meeting, Committee Chair Hernandez called Loughlin to tell him that the presentation was unsatisfactory and that Tolstedt should be brought back to the Risk Committee again to address sales practices.

C.	May 2015 Through September 2016

On May 4, 2015, the Los Angeles City Attorney filed a lawsuit challenging Wells Fargo sales practices in Los Angeles. On May 7, the Risk Committee Chair, troubled by the allegations in the complaint, instructed Loughlin to coordinate a presentation “for the Risk Committee concerning the issues alleged and the WF policies, frameworks and activities that relate to them.” The May 2015 “Noteworthy Risk Issues” restored sales practices to High risk and stated: “[w]e added sales practices to the enterprise priorities as this is an area receiving significant regulatory attention and poses a reputational risk due to a recent lawsuit filed alleging inappropriate sales practices.”

In a May 12, 2015 email, Stumpf reported to the senior members of the Law Department, Corporate Risk and the Community Bank, that he and the Chair of the Risk Committee “decided to review the ‘L.A. issue’ as the first order of business for the Risk Committee next week.” Stumpf instructed Tolstedt to work with the legal team to get relevant information to the committee members before the meeting.

In discussions with Stumpf, Hernandez had stated that the May presentation should not only discuss the Los Angeles case but also provide the broader context of sales practices and resulting actions. After reviewing a draft presentation to the Risk Committee prepared by the Community Bank, Stumpf instructed the drafting team that the presentation should include additional information: “My guess [is that] the [Risk] Committee of the board will want more supporting information,” including specific information about the number of employees terminated for sales practice violations in the last twelve months and since Wells Fargo began implementing changes, the percentage of employees terminated for sales practice violations, whether and how Wells Fargo made sure it remedied customer harm, and the number of inappropriate accounts opened, as well as remedial steps.

A revised draft was prepared containing some of the requested information: it disclosed that approximately 1% of employees in the regional bank had been terminated for sales integrity violations in 2013 and 2014. A lawyer questioned the basis for that 1% number, and the topic became a subject of a prescheduled call among representatives of the Community Bank and the legal team. During that call, the 1% figure was deleted from the report to the Board. Every participant on the call that was interviewed has stated that he or she does not remember that discussion or the reason for the deletion. A review of emails shows that the most likely explanation is that Russ Anderson, backed by Tolstedt on the telephone call, argued that the 1% figure was unreliable, notwithstanding that the head of Internal Investigations had defended the data and reported that there had been 1,229 sales practice terminations/resignations in the Community Bank in 2013 and 1,293 in 2014. Russ Anderson continued even after the call to question the validity of the figure.

At the May 19, 2015 meeting, the Risk Committee met with management and company counsel and heard their presentation. After Strother made an opening presentation, Tolstedt spoke. The message communicated to the Risk Committee was that: (i) as a result of an investigation commenced in Southern California and thereafter expanded across “the retail banking footprint” in 2013 and 2014, 230 employees had been terminated; (ii) 70% of the terminations were related to telephone number changes (principally to frustrate telephone quality control surveys) and 30% to simulated funding abuses; (iii) the root cause was intentional employee misconduct, not systemic issues arising from sales goals or compensation; and (iv) Wells Fargo’s controls had been effective in detecting improper behavior.

The Risk Committee was highly critical of the presentation. The 230 number from the 2013-2014 investigation was the first time the directors had heard of large-scale terminations and, as noted in a contemporaneous email from a participant in the meeting, the committee felt blindsided by the disclosure. In addition, in identifying possible violators, the Community Bank had used as a threshold or filter the commission of 50 phone number change violations over a three-month time period. As several witnesses recalled, Hernandez vigorously questioned that approach. Witnesses also recalled that the Risk Committee was critical of the Community Bank for taking too long to conduct a customer harm analysis.

The actual aggregate termination numbers for 2013 and 2014 of 1,229 and 1,293, respectively, as determined by Internal Investigations, went unmentioned at the May 19 meeting. Even if the Community Bank genuinely believed that the actual termination figures were unnecessary or had shortcomings, the Risk Committee had asked for that exact information, which was readily available, and its deletion created an inaccurate picture as to the scope and extent of sales practice problems. Multiple Board members have stated that they felt misled by the presentation; they left with the understanding that sales integrity terminations were in the range of 200-300 and were largely localized in Southern California. The Board was not provided with the correct aggregated termination data until well into 2016.

After the meeting, Stumpf called Loughlin, who was on vacation, and told him that the meeting (which Stumpf had not attended) did not go well, and the presentation was not well done.

Following the Risk Committee’s harsh reaction to the May presentation, management reported that it was ramping up attention to the issue. At the full Board of Directors meeting in June, Loughlin reported that Corporate Risk was now planning a comprehensive review and initiative regarding the company’s sales practices, to cover Community Bank, Mortgage Banking and Wealth Brokerage and Retirement. He planned also to retain a third-party consulting firm to conduct an independent review of Wells Fargo’s training, compensation and sales practices. Management committed to report to the full Board at its scheduled October 2015 meeting. On a risk awareness “Dashboard” submitted to the Board in June 2015, sales practices, including lawsuits and heightened regulatory compliance activity, were elevated to cross-functional and reputational risks.

The October 27, 2015 Board of Directors meeting was largely dedicated to a review of sales practices. The full Board received a report from Accenture, the consultant engaged by Wells Fargo to review sales practices in the Community Bank; a presentation from Tolstedt on steps being taken to effectuate the reforms called for by Accenture; and a report from Loughlin on how Risk was bolstering oversight of sales practices. The Board also had discussions with management on the retention of PwC to conduct an analysis of customer harm, with a completion date of January 31, 2016. As witnesses recalled, Hernandez again was highly critical of the presentation by Tolstedt; he believed she was minimizing the issue before the Board.

Management reported to the Board regarding its intensified efforts. At the November 17, 2015 A&E Committee meeting, the BSA Officer reported that Internal Investigations was now “working with the new Corporate Risk-led Sales Practices Initiative.” He reported that sales integrity now made up roughly 25% of internal investigation cases, and that confirmed fraud or confirmed policy violations were being found in 75% of those investigations. At the same meeting, the Chief Compliance Officer reported to both the A&E and Risk Committees on discussions with regulators and compliance activities on remediation of sales practices. Sales practices remained ranked as a High risk and as an “Enterprise Priority.”

In December 2015, Hernandez and the lead independent director, Stephen Sanger, met with Stumpf in Washington, D.C., over dinner. They expressed to Stumpf their view that Tolstedt could no longer effectively lead the Community Bank.

Meanwhile, with the support of the Risk Committee, the risk organization was growing rapidly. At the February 2016 Risk Committee meeting, Loughlin reported that risk professionals had grown by 16% in 2015, with over 10,000 professionals now monitoring risk. A new Head of Sales Practice Oversight for Risk was added in November 2015, and a new head for Community Banking Sales and Service Conduct Risk was hired the previous month. For 2016, the Corporate Risk budget was set to increase another 15.9%, with additional professionals to be hired in many areas including oversight of sales practices.

Throughout 2016, management kept the Board informed of ongoing discussions with the Los Angeles City Attorney and with Wells Fargo’s banking regulators to resolve the litigation and to respond to regulatory concerns and implement corrective actions for sales practices. PwC summarized its findings on customer harm for the directors. Also, the Risk Committee continued to authorize Corporate Risk’s rapid expansion.

On February 23, 2016, the Board’s Human Resources Committee met to determine compensation for 2015 for senior executives, including Tolstedt. By now, the reaction of Board members to Tolstedt was a complicated one. The Board, especially the Risk Committee, was concerned and critical of the sales practice issues, but, at this point, Board members still understood it to be mostly a Southern California problem with terminations in the range of 230. Hernandez was especially critical of Tolstedt, whom he believed was intentionally misleading the Board. Most other directors, while believing that she had been overly optimistic and minimized problems, were not yet that critical. Many thought, however, that because of her defensiveness, controlling management style, resistance to change and reluctance to cooperate or work with individuals outside the Community Bank, she was the wrong person to continue to lead the Community Bank. By now she was reporting directly to Sloan, who had requested six months to assess her performance and her ability to change and improve, a request viewed as reasonable by most Board members. And Stumpf still was supportive of her. He strongly advocated before the HRC that all the senior executives on his team, including Tolstedt, should be treated similarly in compensation. After several directors on the HRC challenged Stumpf, he persisted and the HRC accepted his recommendation.

Throughout the spring and summer, management advised the Board of ongoing settlement discussions with the Los Angeles City Attorney, the CFPB and the OCC. In early May 2016, after A&E directors had asked for more robust involvement by the ethics office, the A&E Committee received a written report from the Chief Global Ethics Officer. That report included information about sales integrity violations, including, for the first time, accurate termination/resignation numbers for 2014 and 2015: 1,327 in the Community Bank for 2014, declining by 30% to 960 in 2015. The A&E Committee was shown termination data at its July meeting for the first five months of 2016.

With Sloan’s assessment of Tolstedt completed, effective July 31, 2016, a Board resolution provided that she would cease serving as an executive officer of Wells Fargo. At that time, it was announced that she would retire as of December 31, 2016.

Settlements with the Los Angeles City Attorney, the OCC and the CFPB followed on September 8, 2016. From the CFPB settlement, the directors for the first time learned that approximately 5,300 Wells Fargo employees had been terminated between January 1, 2011, and March 7, 2016, for sales practice violations. Board members advocated the discontinuance of all retail product sales goals, which management announced on September 13, 2016, effective January 1, 2017. Subsequently, at the Board’s urging, the effective date for discontinuing sales goals was moved up to October 1, 2016.

On approximately September 21, 2016, the independent members of the Board of Directors retained Shearman & Sterling to advise them as independent (and previously uninvolved) counsel. The Independent Directors met on September 25, 2016. They took the compensation actions with respect to John Stumpf and Carrie Tolstedt summarized in Wells Fargo’s September 28, 2016 Form 8-K. Stumpf agreed to forfeit all unvested equity awards, valued approximately at $41 million, and receive no 2016 bonus. The Board caused to be forfeited all of Tolstedt’s unvested equity awards, approximately $19 million, and provided that she would receive no 2016 bonus and no severance.33 The directors that same day created the independent Sales Practice Oversight Committee with full authority to conduct a comprehensive investigation of sales practices. Instead of waiting for the completion of the investigation, Board committees made governance changes to their charters, as summarized at pages 17-18, expanding their monitoring and scope of review over conduct risk, including sales practices.

[33]	At its September 25, 2016 meeting, the Board also determined that Tolstedt would be immediately separated from Wells Fargo and that cause existed to terminate her employment. The Board directed that a notice of termination for cause be delivered to Tolstedt on September 26, 2016, but that the notice would be rescinded if she agreed in writing by September 27, 2016, not to exercise any of her outstanding options until the conclusion of the Board’s investigation. On September 27, 2016, Tolstedt agreed not to exercise any outstanding stock options previously awarded until the completion of the investigation and that at such time the Board of Directors would have the authority to determine the extent to which the options would be forfeited.

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